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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
FIRST TEAM SPORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
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	4)	Proposed maximum aggregate value of transaction:
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/x/	Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
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	4)	Date Filed:

First Team Sports, Inc.
1201 Lund Boulevard
Anoka, MN 55303

August 28, 2001

Dear Shareholders:

    You are cordially invited to attend a special meeting of the shareholders of First Team Sports, Inc. (the "Company"), which will be held on October 10, 2001 beginning at 10:00 a.m. (CDT), at the Company's corporate offices located at 1201 Lund Boulevard, Anoka, MN.

    At the special meeting, you will be asked to consider and approve the Agreement and Plan of Merger, dated as of July 13, 2001, by and among the Company, Gen-X Sports Inc. and FTS Merger Corp., a wholly-owned merger subsidiary of Gen-X Sports. Under the Agreement and Plan of Merger:

  •
  FTS Merger Corp. will merge with and into the Company;
  •
  the Company will continue as the corporation surviving the proposed merger and will become a wholly-owned subsidiary of Gen-X Sports; and
  •
  each share of the Company common stock issued and outstanding at the effective time of the proposed Merger (other than shares held by shareholders who perfect dissenters' rights under Minnesota law) will be converted into the right to receive $1.76 per share in cash, without interest.

    A Special Committee of the Board of Directors of the Company has unanimously approved the Agreement and Plan of Merger and recommended that the Company approve the Agreement and Plan of Merger. The Special Committee consists solely of directors who are not officers or employees of the Company. The Board of Directors has also unanimously approved the Agreement and Plan of Merger. Therefore, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVING THE AGREEMENT AND PLAN OF MERGER.

    Completion of the proposed merger is subject to the satisfaction or waiver of a number of conditions, including, among others, obtaining certain necessary approvals and consents and a reduction of the outstanding balance under the Company's revolving credit agreement to an amount not exceeding $2.365 million at closing. Therefore, even if the Company's shareholders approve the Agreement and Plan of Merger, we cannot assure you that the proposed merger will be completed.

    The accompanying notice of special meeting and proxy statement explain the proposed merger and contain specific information concerning the special meeting. Please read these materials carefully, and please do not send any stock certificates at this time.

    The Company cannot complete the proposed merger unless the holders of a majority of the outstanding shares of the Company common stock approve the Agreement and Plan of Merger. Accordingly, failing to vote in favor of the approval of the Agreement and Plan of Merger will have the same effect as a vote against the approval of the Agreement and Plan of Merger.

    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, I urge you to complete, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. If you decide to attend the special meeting, you may withdraw your proxy at that time and vote your shares in person, if you wish.

    On behalf of the Board of Directors, I thank you for your continued support of the Company and ask that you vote FOR the approval of the Agreement and Plan of Merger.

    I look forward to seeing you at the special meeting.

                      Sincerely,

                      John J. Egart
                      President, Chief Executive Officer and Director

    This proxy statement is dated August 28, 2001, and is first being mailed to the Company's shareholders on or about August 31, 2001.

First Team Sports, Inc.
1201 Lund Boulevard
Anoka, MN 55303

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

    To be held on October 10, 2001

To the shareholders of First Team Sports, Inc.:

    First Team Sports, Inc. (the "Company") will hold a special meeting of its shareholders October 10, 2001, beginning at 10:00 a.m. (CDT), at the Company's corporate offices located at 1201 Lund Boulevard, Anoka, MN. At the special meeting, the Company's shareholders will be asked to consider the Agreement and Plan of Merger, dated as of July 13, 2001, by and among the Company, Gen-X Sports Inc. and FTS Merger Corp., pursuant to which:

  •
  FTS Merger Corp. will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Gen-X Sports; and

  •
  each share of the First Team Sports common stock outstanding at the effective time of the merger will be converted into the right to receive $1.76 per share in cash, without interest (other than shares held by shareholders who perfect dissenters' rights under Minnesota law).

    In addition, the Company's shareholders will be asked to consider and act upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting, including, without limitation, potential adjournments or postponements for the purpose of soliciting additional proxies in order to approve the Agreement and Plan of Merger described above.

    The Company's shareholders of record as of the close of business on August 24, 2001, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement of the special meeting. John J. Egart, David G. Soderquist and Kent A. Brunner have been appointed as proxy holders, with full rights of substitution, for the holders of the Company common stock.

    PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                      By order of the Board of Directors,

                      John J. Egart
                      President, Chief Executive Officer and Director

Anoka, Minnesota
August 28, 2001

SUMMARY TERM SHEET

    This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. In addition to this summary term sheet, we urge you to read this entire proxy statement carefully, including the attached appendices. In this proxy statement, we refer to First Team Sports, Inc. as "First Team Sports," "First Team" or the "Company," and the terms "we," "us" and "our" also refer to the Company. We refer to Gen-X Sports Inc. as "Gen-X Sports" or "Gen-X" and we refer to FTS Merger Corp., the wholly-owned subsidiary of Gen-X Sports which will be merged with and into the Company, as the "merger subsidiary." We refer to the merger of the merger subsidiary with and into the Company as the "Merger." We refer to the Agreement and Plan of Merger dated July 13, 2001 (a copy of which is attached hereto as Appendix A), together with those portions thereof which will be filed with the Minnesota Secretary of State if the Merger is approved by the Company's shareholders and completed (a copy of which is attached hereto as Appendix B), as the "Merger Agreement".

    Shareholder Vote—You are being asked to approve the Merger Agreement by which the merger subsidiary will be merged with and into the Company. The Company will survive the Merger as a wholly-owned subsidiary of Gen-X Sports. The Merger Agreement must be approved by the affirmative vote of a majority of the outstanding shares of Company common stock. See "THE SPECIAL MEETING."

    Recommendations—A special committee of members of the Board of Directors of the Company who are not officers or employees of the Company (which we refer to in this proxy statement as the "Special Committee") has unanimously approved the Merger Agreement and has recommended that the Company approve the Merger Agreement. The Board of Directors unanimously recommends that the Company's shareholders vote FOR the approval of the Merger Agreement.

    Payment—In the Merger, each share of Company common stock will be canceled and converted into the right to receive $1.76 in cash, without interest, except for shares held by shareholders who perfect dissenters' rights under Minnesota law. You will not own any Company common stock after completion of the Merger, even if you demand and perfect dissenters' rights under Minnesota law. See "THE MERGER AGREEMENT."

    Treatment of Options—Options outstanding under the Company's stock option plans will become fully exercisable when the Merger becomes effective and the holders thereof will be entitled to receive $1.76 per share upon exercise (less the exercise price and applicable withholding taxes). Options not exercised prior to or at the effective time of the Merger will be canceled. See "THE MERGER AGREEMENT—Treatment of Stock Options."

    Parties—The parties to the Merger Agreement are the Company, Gen-X Sports and the merger subsidiary. The merger subsidiary is a newly-formed Minnesota corporation that is wholly-owned by Gen-X Sports. The merger subsidiary was incorporated by Gen-X Sports in order to acquire the Company in the proposed Merger. See "SUMMARY—The Companies."

    Tax Consequences—Generally, the Merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between the $1.76 cash price per share proposed to be paid in the Merger and your adjusted tax basis for each share of Company common stock that you own. See "SPECIAL FACTORS—Material Federal Income Tax Consequences to Shareholders."

    Conditions to the Merger—The Merger Agreement is subject to approval by the Company's shareholders in accordance with applicable law, as well as the satisfaction or waiver of other conditions, including, among others the reduction of the outstanding balance under the

i

    Company's revolving credit facility to an amount not exceeding $2.365 million at closing. See "THE MERGER AGREEMENT—Conditions to the Merger."

    Appraisal Rights—Shareholders who do not vote in favor of the Merger will be entitled to seek an appraisal of the "fair value" of their shares under Minnesota law, exclusive of any element of value arising from the expectation or accomplishment of the Merger. In order to perfect the right to an appraisal, a shareholder must comply with the applicable requirements of Minnesota law. See "SPECIAL FACTORS—Dissenters' Rights of Appraisal."

Directors, Officers and Governing Documents	31
Representations and Warranties	31
Conduct of Business of the Company Prior to the Merger	33
Limitations on Solicitation of Competing Transactions	34
Director and Officer Liability	35
Access to Information	35
Confidentiality	35
Conditions to Completing the Merger	35
Termination of the Merger Agreement	36
Payment of Fees Upon Termination Events	37
Amendment, Modification and Waiver	38
RIGHTS AGREEMENT	38
FEES AND EXPENSES	39
PRICE RANGE OF COMMON STOCK	40
DIVIDENDS	40
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS	41
OTHER MATTERS	43
FUTURE STOCKHOLDER PROPOSALS	43
WHERE YOU CAN FIND MORE INFORMATION	43
APPENDIX A	Agreement and Plan of Merger
APPENDIX B	Plan of Merger (to be filed with the Minnesota Secretary of State)
APPENDIX C	Opinion of Gerard Klauer Mattison & Co., Inc.
APPENDIX D	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER AND
THE SPECIAL MEETING

    The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed Merger and the special meeting. You should still carefully read this entire proxy statement, including each of the attached appendices.

Q:
When and where is the special meeting?

A:
The special meeting will be held on October 10, 2001 beginning at 10:00 a.m. (CDT), at the Company's corporate offices located at 1201 Lund Boulevard, Anoka, MN.

Q:
Who can vote at the special meeting?

A:
Holders of Company common stock at the close of business on August 24, 2001, the record date for the special meeting, are entitled to vote in person or by proxy at the special meeting. Each shareholder is entitled to one vote per share owned of record on that date. There were 5,917,231 shares of Company common stock issued and outstanding at the close of business on the record date.

Q:
What is the proxy card that is enclosed with the proxy statement?

A:
The proxy card enables you to appoint John J. Egart, David G. Soderquist and Kent A. Brunner as your representatives at the special meeting. By completing and returning the proxy card, you are authorizing John J. Egart, David G. Soderquist or Kent A. Brunner to vote your shares at the special meeting, as you have instructed them on the proxy card, whether or not you attend the special meeting. Even if you plan to attend the special meeting, it is a good idea to complete and return your proxy card before the date of the special meeting, just in case your plans change.

Q:
What does it mean if I receive more than one proxy card?

A:
It probably means that you have multiple accounts holding shares of Company common stock at the transfer agent or with stockbrokers. You should complete and return all proxy cards you receive in order to ensure that all your shares are voted.

Q:
How many shares must be present to hold the special meeting?

A:
To hold the special meeting of the shareholders and conduct business, a majority of the Company's outstanding shares as of the record date must be present at the special meeting. This is called a quorum. Shares are counted as present at the special meeting if:

•
the shareholder is present and votes in person at the special meeting;

•
the shareholder has properly submitted a proxy card; or

•
a brokerage firm has submitted a proxy for shares that are held in street name as described below.

Q:
What am I being asked to vote on?

A:
You are being asked to approve the Merger Agreement that provides for the merger of the merger subsidiary with and into the Company. The merger subsidiary is a newly-formed Minnesota corporation that Gen-X Sports formed to acquire the Company through the Merger.

Q:
What vote is required to approve the Merger Agreement?

A:
The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Company common stock.

Q:
What will I receive for my Company common stock if the proposed Merger is completed?

A:
In the Merger, each issued and outstanding share of Company common stock automatically will be canceled and converted into the right to receive $1.76 per share in cash, without interest and less any applicable withholding tax, except for shares of Company common stock held by First Team Sports shareholders who properly perfect their appraisal rights under Minnesota law, which shares will be subject to appraisal to determine their "fair value" in accordance with Minnesota law, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Q:
Why is the Board of Directors recommending that I vote to approve the Merger Agreement?

A:
The Special Committee, which is comprised of independent members of the Board of Directors who are not officers or employees of the Company, has unanimously approved the Merger Agreement as being fair and in the best interests of the Company and its shareholders. In reaching this conclusion, the Special Committee relied in part on the written opinion of Gerard Klauer Mattison & Co., Inc. ("GKM"), the Board of Directors' financial advisor, to the effect that as of the date of the Merger Agreement, and based on and subject to the limitations, assumptions and qualifications stated in that opinion, the merger consideration to be received by the Company's shareholders is fair from a financial point of view. Based in part on the Special Committee's recommendation, the Board of Directors unanimously recommends that you vote FOR the approval of the Merger Agreement.

Q:
What will happen to present members of management?

A:
We currently anticipate that the executive officers of the Company will continue in comparable positions after the Merger.

Q:
Is the proposed Merger subject to any conditions?

A:
Yes. Before the transactions contemplated by the Merger Agreement can be completed, certain conditions must be satisfied or waived. These closing conditions include, among others, that: shareholders who hold a majority of the outstanding shares of common stock of the Company must approve the Merger Agreement; no order, statute, rule, or the like shall have been enacted, or issued by any court or governmental authority, which prohibits or restricts the consummation of the Merger; the Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the effective time; the representations and warranties of the Company in the Merger Agreement must be true and correct in all material respects as though made as of the effective time; since the date of the Merger Agreement there shall have been no change in the business, operations, condition or results of operations of the Company and its subsidiaries, taken as a whole, which has had a Material Adverse Effect; the Company shall not have received notices of election to dissent pursuant to Section 302A.473 of the Minnesota Business Corporation Act from shareholders who, in the aggregate, own 10% or more of the shares of the Company's common stock; the Company shall have amended its Rights Agreement, dated March 15, 1996 by and between the Company and Wells Fargo Bank Minnesota, N.A.; the amounts outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A. shall not exceed $2.365 million; and no event or development shall have occurred which has had, or could be reasonably expected to have, a Material Adverse Effect on the Company or its ability to perform its material obligations under the Merger Agreement. As of August 23, 2001 the amount outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A was approximately $1.9 million.

Q:
When do you expect the Merger to be completed?

A:
We are working to complete the Merger as quickly as possible. Once we have received the requisite shareholder approval, if the other conditions to the Merger are satisfied or waived, we hope to complete the Merger immediately after the special meeting.

Q:
Will I owe any U.S. federal income tax as a result of the Merger?

A:
The receipt of cash for shares of common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $1.76 per share and your adjusted tax basis for the shares of Company common stock you own immediately prior to the Merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset.

  Tax matters are very complicated and the tax consequences of the Merger to you will depend on the facts of your particular situation. You should consult your tax and other advisors for a full understanding of the consequences of the proposed Merger to you.

Q:
How do I vote my shares?

A:
You may authorize the proxy holders to vote for you. After you have carefully reviewed this entire proxy statement, including the attached appendices, please mark your vote on the enclosed proxy card and sign it and mail it to the Company in the enclosed, prepaid, addressed envelope as soon as possible. Doing so will ensure that your shares will be voted at the special meeting. If you mark your voting instructions on the proxy card, your shares will be voted by the proxy holders as you instruct. If you sign and return the proxy card and do not indicate how you want to vote, your shares will be voted FOR the proposed Merger. If you do not sign and return the proxy card, it will have the same effect as a vote AGAINST the proposed Merger.

  You may vote in person. We will pass out written ballots to anyone who is entitled to and wants to vote at the special meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder and present the proxy at the special meeting. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted without a proxy obtained from your broker.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares held in "street name" only if you provide written instructions as to how you want your shares voted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares held in "street name" cannot be voted by your broker, and the failure to vote your shares will have the same effect as a vote AGAINST the proposed Merger.

Q:
Will my shares be voted if I do not sign and return my proxy card?

A:
If you do not sign and return the enclosed proxy card and you do not otherwise sign a proxy from your broker (for any shares held in "street name") or vote your shares in person at the special meeting, your shares will not be voted. If your shares are not voted, it will have the same effect as a vote AGAINST the proposed Merger.

Q:
What rights do I have to dissent from the proposed Merger?

A:
If you wish, you may dissent from the Merger and seek an appraisal of the "fair value" of your shares (excluding any element of value arising from the accomplishment or expectation of the

  Merger), but only if you comply with all of the requirements for seeking an appraisal under Minnesota law. The requirements under Minnesota law are summarized on pages 27 through 29 of this proxy statement. The full text of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which govern shareholder rights to appraisal and specify the requirements for seeking an appraisal, are set forth in the attached Appendix D. You should read these materials in their entirety so that you fully understand your rights to demand an appraisal of the "fair value" of your shares and the procedure to properly perfect those rights. You are also encouraged to consult your own legal counsel if you want assistance in perfecting your appraisal rights.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You may revoke your proxy and change your vote at any time before the polls close at the special meeting. If you are the record holder of your shares, you can do this in one of three ways:

•
Prior to the special meeting, you can sign a written notice of your intent to revoke your proxy and deliver it to the Company at: First Team Sports, Inc., 1201 Lund Boulevard, Anoka, Minnesota 55303, Attention: Kent A. Brunner, CFO. The notice of revocation must be received before the vote is taken at the special meeting.

•
You can sign another proxy card with a later date and deliver it to an officer of the Company at or before the special meeting.

•
You can attend the special meeting and vote your shares in person. If you choose this method of revoking your original proxy, you must actually vote your shares in person at the special meeting. If you attend the special meeting but do not actually vote your shares, your original proxy will not be revoked solely because you attended the special meeting in person.

Q:
How can I change my vote after I instruct my broker to vote my shares held in "street name"?

A:
If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:
Has the Company hired anyone to solicit proxies in connection with the special meeting?

A:
No, the Company has not hired anyone to solicit proxies in connection with the special meeting and at this point does not have any plans to do so.

Q:
Who can I contact if I have other questions?

A:
The information provided above in "question and answer" format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including each of the attached appendices.

  If you have more questions about the Merger Agreement or the transactions contemplated by the Merger Agreement, you should contact the following individuals at First Team Sports or Gen-X Sports, respectively:

Ms. Debbie Favilla Investor Relations First Team Sports, Inc. 1201 Lund Boulevard Anoka, Minnesota 55303 Telephone: (763) 576-3543	Mr. Kenneth Finkelstein Chairman and Chief Executive Officer Gen-X Sports Inc. 36 Dufflaw Road Toronto, ON M6A 2W1 CANADA Telephone: (416) 630-4996

SUMMARY

    This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are encouraged to read this entire proxy statement carefully.

The Companies

First Team Sports, Inc.
1201 Lund Boulevard
Anoka, Minnesota 55303
Telephone: (763) 576-3500

    The Company is engaged in the manufacture (through independent contract manufacturers) and distribution of in-line roller skates, ice skates, ice hockey sticks and equipment and related accessory products. In-line skates feature wheels mounted in a straight line on a lightweight metal or composite plastic frame, functioning much like the blade on an ice skate. First Team Sports, Inc. was incorporated under Minnesota law in May 1986. We have the following wholly owned subsidiaries: Hespeler Hockey Company, a Nova Scotia, Canada unlimited liability company and Hespeler Hockey Holding, Inc., a Minnesota company.

    We are engaged, at the present time, in only one industry segment, namely the manufacture (through independent contract manufacturers) and distribution of sporting and athletic goods.

    Our principal products are in-line roller skates and ice hockey sticks marketed under the ULTRAWHEELS®, SKATE ATTACK®, and HESPELER® brand names. We also supply hockey equipment under the HESPELER® brand name and in-line roller skates under various third party labels. UltraWheels brand skates are marketed to specialty and chain sporting goods dealers. The Skate Attack products are produced for sales to the mass merchant market. The Hespeler brand is marketed primarily to specialty and sporting goods chain store customers. Our in-line roller skates consist of a boot constructed of either soft mesh and leather with internal supports or molded plastic, a frame that is either molded as an integrated part of the boot, or a frame riveted to the bottom of the boot, and high-density polyurethane wheels mounted on ball bearings.

    We continue to develop new products for the recreational and fitness categories, for the purpose of improving upon existing in-line skate models. We also continue to develop products for the ice hockey market, including pro-style sticks and protective equipment.

    Our website is located at: www.ultrawheels.com

Gen-X Sports Inc.
36 Dufflaw Road
Toronto, ON M6A 2W1
CANADA
Telephone: (416) 630-4996

    Gen-X Sports Inc. is one of the leading suppliers of branded sports equipment and third party wholesalers of excess athletic footwear and sporting goods in North America. Gen-X's operations are divided among business lines, with its "Action Sports" and its "XS" division each owned and operated by wholly owned subsidiaries of Gen-X.

    The Action Sports division designs and distributes snowboards, snowboard boots and bindings, skateboards, skateboard footwear, inline skates, scooters and other sports-related merchandise for sale to retailers. The Action Sports division is positioned as a collection of growing brands owned and licensed by Gen-X including Lamar®, Limited®, Vision®, Oxygen®, Airwalk®, Rage®, and Dukes®.

Gen-X added to its branded sports equipment in March 2001 when it acquired the assets of Tear Drop Golf Company, including the Tommy Armour®, Ram®, Zebra®, and Tear Drop® brands.

    The XS division purchases manufacturers' closeout merchandise, overstocks, and cancelled orders, and excess inventories for resale to retailers. Specifically, this division purchases and distributes a wide variety of athletic, outdoor, casual, and specialty footwear, athletic apparel, winter sports equipment (including ski, snowboarding, and hockey equipment) in-line skates, skateboards, watches, exercise equipment and sunglasses.

    Gen-X's operations commenced on May 26, 2000 when it completed the acquisition of the Gen-X division from Global Sports, Inc., a U.S. publicly held corporation. The business of Gen-X was originally founded in 1990 by James J. Salter, Gen-X's Chief Executive Officer, and sold in 1994 to Ride, Inc. Together with Kenneth J. Finkelstein, Gen-X's Chief Financial Officer and certain other investors, the business was repurchased from Ride, Inc. in 1996 and operated independently until its sale to Global in May 1998. During its ownership, Messrs. Salter and Finkelstein managed and operated the Gen-X business for Global. Thereafter, Messrs. Salter and Finkelstein founded Gen-X in conjunction with its purchase of the Gen-X business from Global in May 2000.

    Gen-X's website can be found at www.genxsportsinc.com, but is not to be considered a part of this proxy statement.

FTS Merger Corp.
36 Dufflaw Road
Toronto, ON M6A 2W1
CANADA
Telephone: (416) 630-4996

    FTS Merger Corp. is a newly-formed Minnesota corporation that is wholly-owned by Gen-X Sports. FTS Merger Corp. was incorporated on July 10, 2001 in preparation for the proposed Merger and has not conducted any business activities to date.

The Merger

(See Page 30)

    In the proposed Merger, each share of Company common stock issued and outstanding as of the effective time of the Merger automatically will be canceled and converted into the right to receive $1.76 per share in cash, without interest and minus any required tax withholding, with the exception of shares held by shareholders who have properly perfected appraisal rights under Minnesota law, which shares will be subject to appraisal of their "fair value" determined in accordance with Minnesota law.

    In addition, the options under the Company's 1987 option plan and 1994 option plan will become fully exercisable at the effective time of the Merger. To the extent the options are exercised, the holder will be entitled to receive $1.76 per share in cash (without interest and minus any required withholding for tax), less any amounts applied to the exercise price of the applicable options. Options not exercised at or before the effective time of the Merger will be canceled. See "THE MERGER AGREEMENT—Treatment of Stock Options."

    The Company's Employee Stock Purchase Plan and all purchase rights under the plan have been terminated as of July 13, 2001, the date that the Merger Agreement was executed. The Company has refunded to participants, without interest, all accumulated payroll deductions credited to participants' accounts under the ESPP for the phase commencing June 1, 2001. See "THE MERGER AGREEMENT—Treatment of ESPP."

Our Recommendations to Shareholders

(See Pages 15 through 19)

    The Special Committee has unanimously approved the Merger Agreement and recommended that the Board of Directors approve the Merger Agreement. The Special Committee consists solely of directors who are not officers or employees of the Company. Based in part on the Special Committee's recommendation, the Board of Directors has also unanimously approved the Merger Agreement. Therefore, the Board of Directors unanimously recommends that you vote FOR the approval of the Merger Agreement. For additional information regarding these recommendations, see "SPECIAL FACTORS—Background of the Merger."

Opinion of Financial Advisor

(See Pages 20 through 24)

    In connection with the Merger, the Board of Directors received a written opinion from GKM, dated as of July 13, 2001, as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Company in the Merger. The full text of GKM's written opinion is attached to this proxy statement as Appendix C. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by GKM. GKM's opinion is addressed to the Board of Directors and does not constitute a recommendation to any Company shareholder with respect to any matters relating to the Merger.

Interests of the Company's Directors and Officers in the Merger

(See Pages 25 and 26)

    When considering the recommendation of the Company's Board of Directors with respect to the Merger, you should be aware that certain directors and executive officers of the Company hold options under the Company's 1987 and 1994 option plans. The vesting of these options will accelerate and, if the options are exercised, those directors and executive officers will be entitled to receive $1.76 per share (less the relevant exercise price and applicable taxes) in connection with the Merger on the same terms and subject to the same conditions that apply to other holders of options under the 1987 and 1994 option plans. See "THE MERGER AGREEMENT—Treatment of Stock Options."

    The Merger Agreement also provides that the directors and officers of the Company will receive certain rights to indemnification, limitation of liability for certain acts and advancement of fees and expenses of defending certain legal claims. In addition, Gen-X Sports has agreed to maintain the benefits of the Company's directors' and officers' liability insurance policy, or provide similar coverage, for six years after the effective time of the Merger, subject only to certain premium limitations. See "THE MERGER AGREEMENT—Director and Officer Liability."

    Further, the Company has entered into amendments to the employment agreements with its executive officers, the terms of which are described in "SPECIAL FACTORS—Interests of the Company's Directors and Officers in the Merger."

Financing for the Merger

(See Page 26)

    Gen-X Sports and the merger subsidiary estimate that approximately $11,500,000 will be required to complete the Merger and to pay the related fees and expenses. Gen-X Sports and the merger subsidiary expect to fund this amount through existing sources of working capital, including Gen-X's revolving credit facility with its principal bank lender.

Record Date; Voting Information

(See Pages 13 through 15)

    At the special meeting, you will be entitled to one vote for each share of Company common stock you hold of record as of the close of business on August 24, 2001.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Company common stock. On the record date, there were 5,917,231, shares of Company common stock entitled to vote at the special meeting.

    We do not expect to ask you to vote on any matters at the special meeting other than the approval of the Merger Agreement. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on those matters in accordance with his or her best judgment. Proxies voting against a specific proposal may not be used by the holder to vote for adjournment of the meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.

    As of the record date for the special meeting, the Company's directors and executive officers beneficially owned an aggregate of 634,465 shares of Company common stock (excluding 1,120,370 shares which may be acquired under currently exercisable stock options), representing approximately 10.7% of the issued and outstanding shares of common stock as of the record date for the special meeting. The Company's directors and executive officers have indicated that they intend to vote all of the shares of Company common stock beneficially owned by them FOR the approval of the Merger Agreement.

The Merger Agreement

(See Pages 30 through 38)

    The Merger Agreement, including the significant conditions to the closing of the Merger, is described on pages 30 through 38 of this proxy statement, and is attached as Appendix A to this proxy statement. You should carefully read the entire Merger Agreement, as it is the legal document that governs the Merger.

Appraisal Rights

(See Pages 27 through 29)

    The Company is a corporation organized under Minnesota law. Therefore, Minnesota's Business Corporation Act governs when shareholders are entitled to dissenters' rights of appraisal and what procedures are required to perfect any available appraisal rights. Under Minnesota law, if you do not vote in favor of the Merger and you follow all of the procedures required for demanding and perfecting appraisal rights described in pages 27 through 30 and in Appendix D to this proxy statement, you will receive a cash payment for the "fair value" of your shares instead of the $1.76 cash payment to be received by shareholders who do not seek and perfect appraisal rights in connection with the Merger. The price you receive for your shares may be more than, the same as, or less than the $1.76 per share in cash you would have received in the Merger if you had not exercised your appraisal rights, and will be determined without taking into account any element of value arising from the expectation or accomplishment of the Merger. Generally, in order to exercise appraisal rights, among other things:

  •
  You must NOT vote in favor of the approval of the Merger Agreement; and

  •
  You must make a written demand for appraisal rights in compliance with Minnesota law BEFORE the vote to approve the Merger Agreement.

    Merely voting against the approval of the Merger Agreement will not preserve or perfect your appraisal rights under Minnesota law. Appendix D attached to this proxy statement contains Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which governs the availability and perfection of appraisal rights under Minnesota law.

    A proxy which does not contain voting instructions will, unless revoked, be voted in favor of approval of the Merger Agreement, and therefore, if you vote by proxy and wish to exercise your appraisal rights, you must vote AGAINST approval of the Merger Agreement or ABSTAIN from voting on approval or rejection of the Merger Agreement.

    If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 27 through 29 and set forth in full in Appendix D. Failure to comply with each of the steps required to perfect your appraisal rights under Minnesota law will likely result in the loss of your appraisal rights. You also are encouraged to seek the assistance of your own independent legal counsel if you want help in perfecting your appraisal rights.

Effects of the Merger

(See Pages 24 and 25)

    Upon completion of the Merger, Gen-X Sports will own 100% of the outstanding capital stock of the Company which will survive the Merger as a wholly-owned subsidiary of Gen-X Sports. As a result, you will no longer be a shareholder of the Company after the Merger, and you will not participate in any future earnings, losses, growth or decline of the Company. Gen-X Sports, as the sole shareholder of the Company after the Merger, will be the sole beneficiary of the future earnings and growth of the Company, if any.

    After the Merger, there will no longer be a public market for First Team Sports common stock, and the common stock will no longer be quoted on the Nasdaq National Market. In addition, the registration of First Team Sports common stock under the Securities Exchange Act of 1934, as amended, as well as the Company's obligations to file periodic reports with the Securities and Exchange Commission, will be terminated.

Conditions to the Merger

(See Pages 35 and 36)

    We will complete the Merger only if a number of conditions are satisfied or validly waived, including, among others, the following:

  •
  shareholders who hold a majority of the outstanding shares of common stock of the Company must approve the Merger Agreement; and

  •
  no order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

    The Company's obligations to complete the Merger are also subject to the satisfaction or valid waiver of each of the following conditions:

  •
  Gen-X Sports and the merger subsidiary must have performed in all material respects their respective agreements under the Merger Agreement at or before the effective time of the Merger;

  •
  the representations and warranties made by Gen-X Sports and the merger subsidiary in the Merger Agreement must be true and correct in all material respects as of the effective time; and

  •
  the Company must receive a certificate signed by an authorized officer of Gen-X Sports stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived.

    The obligations of Gen-X Sports and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

  •
  the Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the effective time;

  •
  the representations and warranties of the Company in the Merger Agreement must be true and correct in all material respects as though made as of the effective time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date);

  •
  Gen-X Sports and the merger subsidiary shall have received a certificate of an authorized officer of the Company to the effect that, as of the effective time, the preceding two conditions have been satisfied or waived;

  •
  since the date of the Merger Agreement there shall have been no change in the business, operations, condition or results of operations of the Company and its subsidiaries, taken as a whole, which has had a Material Adverse Effect;

  •
  the Company shall not have received notices of election to dissent pursuant to Section 302A.473 of the Minnesota Business Corporation Act from shareholders who, in the aggregate, own 10% or more of the shares of the Company's common stock;

  •
  the Company shall have amended its Rights Agreement, dated March 15, 1996 by and between the Company and Wells Fargo Bank Minnesota, N.A. in form reasonably acceptable to Gen-X Sports;

  •
  the amounts outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A. shall not exceed $2.365 million at closing, plus the amount of any accounts receivable due from Gen-X Sports or any of its affiliates. As of August 23, 2001 the amount outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A was approximately $1.9 million.

    For purposes of the Merger Agreement, "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse effect on (x) the business, assets, condition (financial or otherwise) or results of operation of the Company and the Subsidiaries, if any, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by the Merger Agreement, excluding from the foregoing the effect, if any, of (i) changes in general economic, regulatory or political conditions or changes affecting generally the in-line skate or hockey equipment sectors, (ii) any losses of employees due to the transactions contemplated by the Merger Agreement or the announcement thereof, or (iii) changes or effects of any action or inaction required of the Company under this Agreement.

    If any of these conditions are not satisfied or waived, the Merger will not be completed, even if our shareholders vote to approve the Merger Agreement.

Termination of the Merger Agreement

(See Pages 36 and 37)

    The Company and Gen-X Sports may mutually agree to terminate the Merger Agreement at any time before the effective time of the Merger, whether or not the shareholders have voted to approve the Merger Agreement. In addition, either party may terminate the Merger Agreement if, among other things:

  •
  any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or

  •
  the Merger shall not have been consummated by November 30, 2001.

    In addition, Gen-X Sports may terminate the Merger Agreement if, among other things:

  •
  there shall have been a breach of any representation or warranty on the part of the Company under the Merger Agreement such that the conditions to the obligations of Gen-X Sports and the merger subsidiary to effect the Merger have not been met;

  •
  there shall have been a breach of any covenant or agreement on the part of the Company under the Merger Agreement such that the conditions to the obligations of Gen-X Sports and the merger subsidiary to effect the Merger have not been met; or

  •
  the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing and on or prior to such date an entity or group (other than Gen-X Sports or the merger subsidiary) shall have made and not withdrawn an Acquisition Proposal.

    The Company may also terminate the Merger Agreement prior to the effective time if, among other things:

  •
  a corporation, partnership, person or other entity or group shall have made an acquisition proposal that the Board of Directors by a majority vote determines, in its good faith judgment and in the discharge of its fiduciary duties, is more favorable to the Company's shareholders than the Merger;

  •
  there shall have been a breach of any representation or warranty, on the part of Gen-X Sports or the merger subsidiary, contained in the Merger Agreement such that the conditions to the obligation of the Company to effect the Merger have not been met; or

  •
  there shall have been a breach of any covenant or agreement, on the part of Gen-X Sports or the merger subsidiary, contained in the Merger Agreement such that the conditions to the obligation of the Company to effect the Merger have not been met.

What Happens if the Company Receives a Better Offer?

(See Pages 34 and 35)

    The Merger Agreement provides that neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Gen-X Sports and the merger subsidiary, or any affiliate or associate of those companies or any of their designees) concerning any acquisition proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

    However, if before the effective time, the Company receives an unsolicited written, bona fide acquisition proposal from a third party, the Board may, but only if, in the good faith judgment of the Board, based as to legal matters, on the advice of legal counsel, the Board determines that the failure to do so would be inconsistent with the discharge of its fiduciary duties to the Company's shareholders under applicable law, proceed with discussions regarding such acquisition proposal and (a) furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements substantially the same as the confidentiality agreement to which Gen-X Sports is subject, and (b) participate in discussions and negotiate with such entity or group concerning any acquisition proposal.

    The Company must keep Gen-X informed of the status, terms, conditions and all other material information regarding any discussions or negotiations relating to any acquisition proposal and to provide Gen-X Sports with a copy of any such proposal.

    The Company has also agreed to notify Gen-X Sports promptly of any proposal or inquiry relating to any acquisition proposal, including the identity of each party making the acquisition proposal, and to provide reasonably detailed information regarding the proposed terms of the acquisition proposal and the information requested to be provided.

Payment of Fees Upon Termination Events

(See Pages 37 and 38)

    If Company terminates the Merger Agreement as a result of the receipt of a more favorable acquisition proposal or Gen-X Sports or the merger subsidiary terminates the Merger Agreement as a result of a breach of any representation, warranty, covenant or agreement by the Company or as a result of the withdrawal or modification of the Board's approval or recommendation of the Merger Agreement or the Merger or if the Board shall have recommended another offer, or shall have adopted any resolution with respect to any of the foregoing, the Company shall reimburse Gen-X Sports, the merger subsidiary and their affiliates for all reasonable out-of-pocket fees and expenses incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, attorneys' and accountants' fees, filing fees and printing costs), up to an aggregate maximum of $250,000.

    In addition, if the Company terminates the Merger Agreement as a result of a breach of any representation, warranty, covenant or agreement by Gen-X Sports or the merger subsidiary, Gen-X Sports shall reimburse the Company for all out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, attorneys' and accountants' fees and expenses, investment bankers' fees and expenses, filing fees and printing costs), up to an aggregate maximum of $400,000.

    In addition, if the Company terminates the Merger Agreement as a result of the receipt by the Company of an acquisition proposal that the Board determines is more favorable to the Company's shareholders than the Merger, or if Gen-X Sports or the merger subsidiary terminates the Merger Agreement because the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger or recommends another offer, or adopts any resolution to that effect, the Company will pay to Gen-X Sports, immediately upon such termination $500,000, as well as the expense reimbursement described above.

Amending, Modifying or Waiving Terms of the Merger Agreement

(See Page 38)

    Any provision of the Merger Agreement may be amended, modified or waived by the parties to the Merger Agreement prior to the effective time of the proposed Merger. However, after approval of the Merger by the shareholders, the consideration to be paid pursuant to the Merger Agreement to the holders of shares of the Company's common stock shall in no event be decreased and the form of consideration to be received by the holders of such shares in the Merger shall in no event be altered without the approval of such holders.

Price of Common Stock

(See Page 40)

    The Company common stock is listed on the Nasdaq National Market under the symbol "FTSP." On July 13, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, shares of Company common stock closed at $1.20 per share.

RECENT DEVELOPMENTS

    On or about July 18, 2001, K-2 Corporation, an Indiana corporation, filed suit against the Company in United States District Court for the Western District of Washington at Seattle alleging that the Company's HYBRID™ in-line skates infringe various patents owned by K-2. K-2's complaint seeks preliminary and permanent injunctive relief, treble damages for willful infringement, attorneys' fees and costs. The Company has filed an answer to the complaint and has asserted a number of counterclaims. See "SPECIAL FACTORS—Litigation."

THE SPECIAL MEETING

Date; Time; Place and Record Date of the Special Meeting

    The special meeting will be held October 10, 2001 beginning at 10:00 a.m. (CDT), at the Company's corporate offices located at 1201 Lund Boulevard, Anoka, MN. The accompanying proxy is being solicited by our Board of Directors and is to be voted at the special meeting or any adjournment(s) or postponement(s) of the special meeting. The holders of record of our common stock as of the close of business on August 24, 2001, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 5,917,231 shares of the Company's common stock outstanding. No other voting securities of the Company are outstanding.

Purpose

    At the special meeting, you will be asked to consider and vote upon the approval of the Merger Agreement which provides for the merger of the merger subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Gen-X Sports. In the Merger, each issued and outstanding share of First Team common stock automatically will be canceled and converted into the right to receive $1.76 per share in cash, without interest and minus any required tax withholding, with the exception of shares held by Company shareholders who properly perfect their appraisal rights under Minnesota law, which will be subject to appraisal to determine the "fair value" of those shares in accordance with Minnesota law.

    We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with his or her best judgment.

Voting Information

    Each outstanding share of Company common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting or any adjournment(s) or postponement(s) of the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Company common stock is required to approve the Merger Agreement. Therefore, proxies that reflect abstentions and proxies that are not returned will count as a vote AGAINST approval of the Merger Agreement.

    As of the record date for the special meeting, the Company's directors and executive officers beneficially owned an aggregate of 634,465 shares of Company common stock (excluding 1,120,370 shares which may be acquired under currently exercisable stock options), representing approximately 10.7% of the issued and outstanding shares of common stock as of the record date for the special meeting.

    Brokers who hold shares in street name for customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the Merger proposal that will be voted on at the special meeting. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as votes AGAINST approval of the Merger Agreement.

Solicitation; Revocation and Use of Proxies

    Proxies are being solicited by and on behalf of the Company's Board of Directors. We will pay the costs of soliciting proxies from our shareholders as well as all mailing and SEC filing fees incurred by us in connection with this proxy statement. The Company has not engaged any third parties to solicit proxies in connection with the Special Meeting and at this point has no plans to do so. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

    The grant of a proxy on the enclosed proxy card does not mean that you cannot attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted at the special meeting. If you are a record holder, you may revoke your proxy in one of three ways:

  •
  Prior to the special meeting, you can sign a written notice of your intent to revoke your proxy and deliver it to the Company at: First Team Sports, Inc., 1201 Lund Blvd., Anoka, Minnesota 55303, Attention: Mr. Kent Brunner. The notice of revocation must be received by the Company's Secretary before the vote is taken at the special meeting;

  •
  You can sign another proxy card with a later date and deliver it to an officer of the Company at or before the special meeting; or

  •
  You can attend the special meeting, file a written notice of termination with an officer of the Company and vote your shares in person.

    If you choose to revoke your original proxy by attending the special meeting and voting in person, you must file a written notice of termination with an officer of the Company and actually vote in person at the special meeting. If you attend the special meeting but do not file a written notice of termination with an officer of the Company and actually vote your shares, your original proxy will not be revoked solely because you attended the special meeting in person.

    Any written notice of revocation or subsequent proxy should be sent to the Company at the address listed above, or hand delivered to the Company before the vote is taken at the special meeting. All valid proxies will be voted at the special meeting in accordance with the instructions given by the record holder. If no instructions are given, the shares represented by the proxy will be voted at the special meeting for approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

    If you hold your shares in "street name" and have instructed a broker to vote your shares and you wish to change your vote, you must follow the directions received from the broker as to how to change your vote. If you hold your shares in "street name" and wish to vote your shares at the special meeting, you must first obtain a legal proxy from your broker.

    Shareholders who do not vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, and who otherwise comply with the applicable statutory procedures of the Minnesota Business Corporation Act, will be entitled to seek appraisal of the "fair value" of their common stock under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The requirements for seeking and perfecting appraisal rights under Minnesota law are summarized in "SUMMARY—Appraisal Rights" and "SPECIAL FACTORS—Dissenters' Rights of Appraisal." The complete text of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which specifies when and how a shareholder may seek and perfect appraisal rights under Minnesota law, is attached as Appendix D to this proxy statement.

    Please do not send in your stock certificates at this time. If the Merger is completed, we will send you instructions regarding how to exchange your stock certificates for the $1.76 per share cash payment (without interest) to be paid in the Merger.

SPECIAL FACTORS

Background of the Merger

    In early 1999, the Board of Directors began discussions regarding strategic alternatives for the Company in light of the negative factors affecting the in-line skate market in general and the Company in particular. The lack of growth in the in-line skate market was having a significant impact on in-line sales and earnings. The Board of Directors believed that market conditions in the industry were resulting in significantly increased competition and pricing pressures on in-line skate products. Although the Company was projecting an increase in sales in fiscal 2000, significant concerns remained regarding conditions in the in-line skate market. The Board believed that generating significant growth in sales depended on diversification of its product offerings. However, the Company's lack of liquidity and limited access to capital severely constrained the Company's efforts and ability to diversify. As a result of this review, the Board of Directors decided to consider a sale of the Company. John Egart, the Company's President, was authorized to consult with Paul Hughes, an investment banker then employed by John G. Kinnard & Company, Incorporated ("Kinnard").

    In April 1999, Mr. Egart and Mr. Hughes participated in a conference call with the management of a public sporting goods company that had expressed interest in a strategic relationship with the Company. During the discussion, this company expressed interest in acquiring First Team, but did not commit at that time to an active merger process.

    On May 7, 1999, the Company signed a formal engagement letter with Kinnard. In September 1999, Kinnard began to contact various parties to determine if there was interest from such parties in a possible merger, strategic partnership or licensing arrangement. At a Board of Directors meeting on Sept. 14, 1999, Kinnard discussed its valuation of the Company and bases for such valuation. Kinnard advised the Board that it had several strategic options, but, in its opinion, a cash or stock sale of the Company was the most realistic option. Over the next several months, management and Kinnard began discussions with several interested parties in the sporting goods industry.

    On November 29, 1999, a conference call was held with Gen-X Sports, a Canadian-based marketer of sporting goods that was in the process of being sold by Global Sports, Inc. to a group led by the management of the division. Participating in the call were the management teams of Gen-X Sports and the Company and Kinnard. The possibility of a merger between the two companies was explored, including the structure of such a merger, market reaction and distribution of brands. Although these discussions did not result in any firm understanding, the parties agreed to meet again in Minneapolis.

    On December 2, 1999, management of the Company and Gen-X Sports met in Minneapolis to discuss the benefits of a potential combination of the two organizations. No formal proposal was made by either party, but the management of Gen-X Sports discussed the concept of a reverse merger in which the Company would issue shares to the shareholders of Gen-X Sports in exchange for their stock of Gen-X Sports. As proposed by Gen-X Sports, the shareholders of Gen-X Sports would receive enough shares of the Company to represent a controlling interest in the Company and the shareholders of the Company would not receive any immediate consideration in the combination. In addition, management of Gen-X Sports provided an update of their progress in obtaining financing for their management buyout of the Gen-X Sports business from Global Sports, Inc. Because the Company's management did not believe the structure of the proposal was in the best interests of the Company's shareholders, management of the Company decided not to pursue further negotiations at that time.

    During the first quarter of 2000, Mr. Hughes continued to contact prospects, but there was no significant interest expressed by any of these companies in continuing discussions, except from the public sporting goods company that had expressed interest in the spring and early summer of 1999. On July 10, 2000, that company submitted a written offer to purchase the Company for a purchase price of $2.00 per share in a stock-for-stock transaction. At the time of this offer, the Company's stock was trading at, or above, $2.00 per share, the book value of the Company was approximately $4.00 per share and the Company was projecting improved financial performance in fiscal 2001. The Board determined the price was not acceptable and there appeared to be no basis for further discussions. The Board instructed management to advise the other company of its determination. During the next six months, there were no serious merger discussions with any party and the engagement of Kinnard expired.

    Throughout the fall of 2000, Mr. Egart continued to have discussions with Jamie Salter, the Chief Executive Officer of Gen-X Sports. The discussions were general in nature, although Mr. Salter did advise Mr. Egart that his group had completed the buyout of Gen-X Sports and that Gen-X Sports had submitted an offer to purchase TearDrop Golf Company. During this same period, the public sporting goods company expressed renewed interested in acquiring the Company.

    On November 7, 2000, the Company signed a formal engagement letter with GKM. The Board of Directors then ratified the engagement letter with GKM and authorized management and GKM to pursue discussions with these parties and to contact various other parties to determine if there was interest from such other parties in a possible merger, strategic partnership or licensing arrangement.

    From January 15, 2001 through April 19, 2001, Mr. Egart and Mr. Hughes had various contacts and meetings with numerous companies to consider a strategic relationship. We provided additional information to several of those parties and three of the companies, including the public sporting goods company that had expressed interest in the spring of 1999 and 2000, conducted due diligence investigations of the Company. Discussions with all three parties continued until June 2001. Two of these parties decided not to submit a proposal. The public sporting goods company which had submitted earlier proposals submitted a new proposal in March 2001, but later rescinded that proposal.

    On May 28, 2001, Mr. Egart contacted Mr. Salter and asked him if he still had any interest in pursuing a strategic alliance with the Company. Mr. Salter confirmed Gen-X Sports' interest in the Company and another meeting was scheduled for June 1, 2001. Mr. Egart and Mr. Salter met in Dallas, Texas on June 1, 2001 and each party agreed they were seriously interested in a strategic relationship and should continue discussions for the purpose of negotiating a definitive merger agreement.

    On June 5, 2001, the Company received a proposal from the public sporting goods company, revising its March proposal. This revised letter outlined a proposed purchase of the Company through an exchange of stock with the Company to be valued at $1.75 per share.

    The Board of Directors held a meeting on June 6, 2001, in which Paul Hughes of GKM and Tom King and John Wurm of Fredrikson & Byron, P.A., legal counsel to the Company, participated. The new proposal by the public sporting goods company was discussed at length. While there were some problems in the draft, such as pricing protection for the Company, the Board instructed Mr. Hughes and Mr. Egart to continue negotiations. Mr. Hughes indicated that the Company would need to receive more due diligence information from the sporting goods company in order to properly evaluate the proposal. In addition, Mr. Hughes gave the Board an update on the results of all of the contacts that had been made with various parties, and reported that two parties who had previously expressed interest in the purchase of the Company had decided to discontinue negotiations. In addition, Mr. Hughes mentioned that Gen-X Sports had continued to express a strong interest in a transaction with the Company and one new company had indicated some interest in acquiring the Company. The Board instructed management to continue discussions with the sporting goods company, and, concurrently, to assess the interest of Gen-X Sports and the other potential suitor in pursuing a transaction. At this meeting, the Board appointed a Special Committee of outside directors to evaluate acquisition proposals for the Company and to make appropriate recommendations to the Board of Directors based on the their assessment of fairness to the Company's shareholders of any proposed transactions.

    During the period from June 6 through June 19, there were several meetings and telephone calls between the Company, its financial advisor and Gen-X Sports' management to discuss various aspects of a strategic relationship. Gen-X Sports also began its due diligence efforts. At the same time, the Company's management and GKM had follow-on conversations with the public sporting goods company and its financial advisor. At the request of that company, the Company submitted a written list of issues with the proposed offer and related draft merger agreement. After submitting the list, however, the Company's management and its advisor were unable to get any response from the public sporting goods company. The third party that recently had expressed interest in acquiring the Company decided not to continue discussions.

    On June 19, 2001, the Company received a written proposal from Gen-X Sports to purchase all of the outstanding shares of common stock of the Company at an aggregate purchase price of $10,675,000, or $1.77 per share, subject to certain conditions.

    A special meeting of the Board of Directors and Special Committee was held via conference call on June 20. Paul Hughes of GKM and Tom King and John Wurm of Fredrikson & Byron participated in the call. Mr. Hughes advised the Board and Special Committee that he had been unable over the past week to make any contact with the public sporting goods company. Based on the history of the Company's dealing with this company, the Board of Directors expressed significant reservations as to whether the company was interested in proceeding with a transaction. Gen-X Sports, on the other hand, appeared to be seriously interested in pursuing a definitive agreement with the Company. The terms of the June 19 proposal by Gen-X Sports were reviewed. The Special Committee then authorized management and GKM to continue discussions with Gen-X Sports for the purpose of generating a definitive merger agreement with the Company for consideration by the Special Committee and the Board of Directors.

    During the period from June 20 through July 9, 2001, Gen-X Sports and its representatives conducted legal, business and accounting due diligence covering the Company's business. Numerous discussions were also held between counsel for the Company and counsel for Gen-X Sports regarding specific terms of a definitive merger agreement. On June 27, 2001, the chief executive officer of the public sporting goods company that had submitted a proposal spoke with Mr. Egart and informed him that his company was not interested in pursuing a transaction at that time.

    On July 3, 2001, the Company received a draft of the definitive merger agreement from Gen-X Sports agreeing to purchase all of the Company common stock for $1.77 per share. Between July 5, 2001 and July 10, 2001, management of the Company and Gen-X Sports and their respective advisors continued to discuss and negotiate specific terms of the Merger Agreement. Throughout this period, Mr. Egart regularly informed members of the Special Committee and the Board of Directors of the status of the merger discussions and consulted with them on issues raised in such discussions.

    On July 10, 2001, the Special Committee and the Board of Directors held a special meeting to review the status of the Gen-X Sports merger agreement and related matters. Fredrikson & Byron reviewed the important issues raised by the draft agreement and the steps needed to be taken by the Special Committee in deciding to approve or reject the agreement. GKM said that 28 prospects had been contacted about a potential purchase of the Company and only two of those prospects made a written offer to purchase the Company. At this point in the process, only Gen-X Sports continued to actively pursue the purchase of the Company. Mr. Hughes of GKM reviewed GKM's preliminary fairness analysis, and GKM's assessment that it would be able to issue a fairness opinion stating that the proposed Merger with Gen-X Sports was fair to the Company's shareholders from a financial point of view. Fredrikson & Byron advised the Special Committee that, while issues in the Merger Agreement remained, none of these issues appeared to be irresolvable. A special meeting of the Board of Directors and Special Committee of the Board of Directors was called for July 13, 2001.

    Between July 10 and July 13, 2001, the parties and their respective representatives continued to negotiate the remaining issues in the Merger Agreement. On July 12, 2001, Gen-X proposed to reduce their offer by an aggregate $220,000. After further negotiation, Gen-X agreed to offer, and the Company's management agreed to recommend, a final proposed per share merger price of $1.76. Except for a few terms which had not yet been finalized, the Merger Agreement providing for the cash purchase of all the Company's shares, at $1.76 per share, was ready to be presented to the Special Committee and Board of Directors.

    On July 13, 2001, the Special Committee and the Board of Directors held a special meeting to consider the Merger Agreement and the transactions contemplated thereby. Members of our senior management, representatives of Fredrikson & Byron and representatives of GKM made presentations to the Special Committee and the Board of Directors and discussed their views and analysis of various aspects of the proposed Merger with the Special Committee and the Board of Directors. GKM delivered to the Board of Directors its opinion which stated that, subject to the limitations, assumptions and qualifications stated in their opinion, the per share consideration of $1.76 was fair to the holders of common stock, from a financial point of view. The Special Committee and the full Board of Directors reviewed and considered, among other things, the matters described under "The Merger—Reasons for the Merger." After a comprehensive discussion, each member of the Special Committee and the Board of Directors unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger (subject to execution of the final Merger Agreement). The Special Committee and the Board of Directors each unanimously resolved that the terms of the Merger are fair to, and in the best interests of, the Company's shareholders and unanimously resolved to recommend that the shareholders vote to approve and adopt the Merger Agreement.

    On the evening of July 13, 2001, the Company and Gen-X Sports and their respective legal advisors, finalized and executed the Merger Agreement. On the morning of July 16, 2001, the Company issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

    In arriving at the determination that the Merger is fair to and in the best interests of our shareholders, the Board of Directors and the Special Committee considered a number of factors, including, without limitation, the following:

  •
  The lack of growth in sales during the last three fiscal years, the significant losses in fiscal 1999 and fiscal 2001 and the break-even results in fiscal 2000, coupled with projected decreasing sales revenues and continuing significant losses in fiscal 2002.

  •
  The current and prospective state of the in-line skate market and the difficult competitive factors affecting product pricing and margins. We operate as a small niche producer in an industry dominated by two large manufacturers, and, as such, our growth will continue to be impacted by pricing pressures and stagnant demand for in-line skate products.

  •
  Our lengthy and ongoing review of potential acquisitions and strategic relationships and our conclusion that the Merger offers the best opportunity to maximize shareholder value. Our financial advisor has, over a period of approximately 7 months, contacted 28 potential bidders in a process designed to elicit third-party proposals to enter into a strategic relationship with us. While a few of these parties indicated they were considering a relationship with the Company, these parties were afforded an ample opportunity to submit proposals to us, and except for two parties, including Gen-X, did not do so. One of the two parties who did submit a proposal, later discontinued negotiations.

  •
  The $1.76 per share purchase price represents a 95.6% premium over the closing price per share of $.90 on July 11, 2001, and a 47% premium over the closing price per share of $1.20 on July 13, 2001 (the last day of trading prior to our announcement of the signing of the definitive agreement). We are a small cap stock with very limited analyst coverage, and our stock has not traded over $3.00 since March 1998. Based on historical market prices for the last three years and facing continued difficult in-line skate market conditions, we cannot assure our shareholders of satisfactory liquidity or stock price performance.

    The foregoing discussion addresses the material information and factors considered by the Special Committee and the Board of Directors in its consideration of the Merger. In view of the variety of factors and the amount of information considered, the Special Committee and the Board of Directors did not find it practicable and did not specifically make assessments of, or quantify or assign relative weights to the various factors and analyses considered in reaching its determination. The Special Committee took particular note of the Company's financial results in the last three fiscal years and the likely prospect of continued losses and difficult market conditions in fiscal 2002.

    The Special Committee viewed the premium to be paid by Gen-X to the Company's shareholders over the Company's closing stock prices since October 1, 2000 as an important factor in recommending that the Board of Directors approve the Merger. The Special Committee considered liquidation as a possible alternative, but liquidation of the Company was rejected on the basis that the most likely liquidation value would be significantly below $1.76. The Special Committee also considered carefully the lengthy process, initially undertaken in early 1999, to identify other strategic alternatives.

    The Special Committee and Board of Directors believe that they followed a process that was fair to the unaffiliated shareholders and would maximize shareholder value. The Board of Directors received the outside assistance of a competent financial advisor who provided the Board of Directors an opinion that the Merger is fair, from a financial point of view, to our shareholders. The Special Committee and the Board of Directors have unanimously approved the Merger.

Opinion of Financial Advisor to the Company

    First Team engaged GKM as its financial advisor and to provide an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company in connection with the Merger. The amount and form of consideration to be received by the Company's shareholders was determined through negotiations between the management of First Team and Gen-X Sports. GKM provided advice to First Team during these negotiations. The decision to enter into the Merger was solely that of First Team's Board of Directors.

    At the July 13, 2001 meeting of the Company's Board of Directors, GKM delivered to the Board of Directors its oral opinion that the consideration to be received in the Merger is fair to the shareholders of First Team from a financial point of view. This opinion was subsequently delivered in writing to First Team. A copy of the opinion of GKM is attached as Appendix C to this Proxy Statement and is incorporated into this document by reference. This summary of GKM's opinion is qualified in its entirety by reference to the full text of the opinion. First Team's shareholders are encouraged to read GKM's opinion carefully and in its entirety for a description of the procedures followed, assumptions made, limits of the review, and other matters considered by GKM in connection with the opinion.

    No limitations were imposed on GKM with respect to the scope of its investigation. As part of its engagement, GKM assisted the management of the Company in soliciting alternative potential purchasers, and no alternative formal proposals or offers to acquire First Team were received other than as described under "Background of the Merger." In conducting its review and in rendering its opinion, GKM assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to it, or publicly available, and did not assume any responsibility for independent verification of the accuracy or completeness of such information. GKM further relied upon the assurances of the management of First Team that it was not aware of any facts that would make the information supplied to GKM, or publicly available, inaccurate or misleading. With respect to the financial projections for First Team supplied to GKM, the management of the Company represented that such projections were reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of First Team.

    GKM did not make or obtain an independent appraisal of the assets or liabilities of First Team. Also, GKM did not express an opinion regarding the liquidation value or solvency of the Company. Furthermore, GKM did not express any opinion as to the prices at which shares of First Team's common stock may trade following the date of its opinion, at the closing date for the Merger, or at any time in the interim. GKM's opinion is limited to the fairness from a financial point of view, of the consideration to be received by the shareholders of the Company in connection with the Merger, and does not address First Team's underlying business decision to proceed with the Merger. The opinion is based solely on information made available to GKM on or before the date of its opinion and reflects general market, economic, financial, monetary, and other conditions as of that date. GKM'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF FIRST TEAM AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY FIRST TEAM TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDERS AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER.

    In connection with its opinion, GKM reviewed, among other things, (i) drafts of the Merger Agreement; (ii) certain historical financial information for First Team and Gen-X Sports; (iii) certain information available in the Company's filings with the Securities and Exchange Commission; and (iv) certain projected financial information for First Team prepared for financial planning purposes and furnished by the management of the Company. GKM made inquiries of the management of First Team regarding the past and current business operations, financial condition, and future prospects for the Company. In addition, GKM visited First Team's facility and held discussions with the senior management of both companies to understand their reasons for completing the Merger.

    For purposes of rendering its opinion, GKM assumed that in all respects material to its analyses, the representations and warranties of the parties to the Merger Agreement contained in that agreement were true and correct, the parties to the Merger Agreement will each perform all of the covenants and agreements to be performed by them under the Merger Agreement and all conditions to the obligations of each to consummate the Merger will be satisfied without any waiver. GKM also assumed that no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a Material Adverse Effect on First Team or materially reduce the contemplated benefits of the Merger to the Company's shareholders.

    In conducting the review and in performing the analyses described below, GKM did not attribute any particular weight to any information or analyses considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, GKM believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND GKM'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ASSUMPTIONS UNDERLYING THE ANALYSES COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF GKM'S FINANCIAL ANALYSES.

    Analysis of Selected Publicly Traded Companies.  GKM compared First Team's financial information to similar information for publicly traded companies that are engaged in the design, manufacturing, and marketing of sporting goods. Based upon the type and scope of products sold; size and stage of development, as measured by sales; relative profitability, as measured by operating and net income margins; and capitalization, as measured by aggregate market value, GKM focused its analysis on nine companies: K2 Inc.; Rawlings Sporting Goods Company, Inc.; Escalade, Incorporated; Variflex, Inc.; Huffy Corporation; Cannondale Corporation; Brass Eagle Inc.; Riddell Sports Inc.; and Adams Golf, Inc. (the "Comparable Companies").

    GKM calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios expressed the enterprise value of each of the Comparable Companies as a multiple of several variables, including sales; earnings before interest, taxes, depreciation, and amortization expenses ("EBITDA"); and operating income for the latest twelve months ("LTM"). Also, GKM calculated valuation ratios which expressed the market value of each of the Comparable Companies as a multiple of book value as of the date of the most recently available balance sheet.

    Valuation ratios based on EBITDA, operating income, and net income could not be meaningfully calculated for First Team because the Company is currently incurring operating losses and is projecting to continue generating operating losses in the near term. Accordingly, GKM used the multiples for sales and book value for the Comparable Companies to determine a value for First Team. Also, based upon the Company's operating performance and expectation for further declines in near term sales and margins, GKM applied the median sale multiple computed for the Comparable Companies to First Team's projected sales for fiscal 2002. In addition, GKM examined a subset of the Comparable

Companies, which consisted of those companies that were generating little or no operating profit in the latest quarter, to determine a median book value multiple to apply to First Team's book value as of its most recent balance sheet (May 31, 2001). This subset consisted of Variflex, Inc.; Cannondale Corporation; Riddell Sports Inc.; and Adams Golf, Inc. The median sales multiple of this subset was approximately the same as the median sales multiple for all of the Comparable Companies.

    GKM applied the median valuation ratio for sales to First Team's projected sales to determine an enterprise value for the Company. GKM then deducted the Company's average outstanding bank debt for the latest four quarters and the amount of obligations due to Mr. Wayne Gretzky that will be paid in cash by Gen-X Sports. GKM then combined the resulting aggregate equity value, based on sales, with the aggregate equity value based on applying the median book value multiple of the subset of the Comparable Companies to First Team's most recent book value. This blending of the two estimated aggregate equity values for the Company used a weighting of 70% for the approach based on sales and a weighting of 30% for the approach based on book value.

    After examining the recent historical and projected performance for First Team and the Comparable Companies, and the market capitalizations of the Comparable Companies, GKM determined that a discount of 25% should be applied to the aggregate equity valuation described above to account for First Team's lower margins and market capitalization, and lack of near term prospects for growth or improvement in profitability. This adjusted valuation was then divided by the Company's fully diluted shares at the assumed Merger Consideration to arrive at a value per share of $1.11.

    Also, GKM compared the purchase price multiples implied in the Merger with multiples calculated for the Comparable Companies. This information is shown in the following table:

	Implied PP Multiples		Publicly-Traded Company Multiples
Operating Parameter	LTM 5/31/01	Proj. 2/28/02
			Low	Median		High
Sales	0.50x	0.57x	0.17x	0.45x		0.91x
Book Value	0.49x	0.53x	0.48x	0.64x	(1)	2.07x

(1) Based on subset of the Comparable Companies. Median was .90x for all of the Comparable Companies.

    Analysis of Selected Merger and Acquisition Transactions.  GKM reviewed numerous mergers that were selected on the basis of the comparability of the acquired companies to First Team with respect to several factors (the "Comparable Transactions"). Criteria used in the selection of the Comparable Transactions included, but were not limited to, the following: the distribution channels and customer base of the acquired companies; the type and scope of products sold; the size and stage of development of the acquired company, as measured by sales; and relative profitability, as measured by margins for EBITDA, operating income and net income. In addition, GKM concentrated on transactions that were announced since April 1, 1997, and those for which relevant financial data was available. The following table lists the transactions that GKM summarized (the "Comparable Transactions"):

Effective Date of Merger	Acquiring Company	Acquired Company
June 7, 2001	Gart Sports Company	Oshman's Sporting Goods Inc.
March 12, 2001	Bombardier Inc.	Outboard Marine Corp. (Certain Assets)
March 4, 2001	Gen-X Sports Inc.	TearDrop Golf Company
March 27, 2000	Escalade, Incorporated	Escalade, Incorporated (Buyback)
October 10, 1999	K2 Inc.	Ride Inc.
March 26, 1999	K2 Inc.	Morrow Snowboards (Certain Assets)
October 28, 1998	Schwinn Holdings Corp.	GT Bicycles Inc.
September 12, 1997	Rawlings Sporting Goods Co, Inc.	USA Skate Co., Inc.
April 29, 1997	Brunswick Corporation	Bell Sports Corp. (Certain Assets)

    Valuation ratios were calculated for each of the Comparable Transactions based upon the sales for the acquired companies during the latest twelve months before completion of the Comparable Transactions. Other valuation ratios based upon operating parameters such as EBITDA and operating income were not calculated for the Company because First Team is currently incurring operating losses and is projecting to continue generating operating losses in the near term. Also, projected information was not available for the Comparable Transactions. The median sales valuation ratio for the Comparable Transactions was then applied to First Team's projected sales for fiscal 2002, for the reasons discussed above, to arrive at an enterprise value. This estimated enterprise value was then adjusted for the Company's debt (as described above) to determine an aggregate equity value. This value was then discounted by 25% to adjust for the severe market conditions in the product categories marketed by the Company. The adjusted aggregate equity value was then divided by the Company's fully diluted shares at the assumed Merger Consideration to arrive at a value per share of $1.52.

    Also, GKM compared the purchase price multiples implied in the Merger with multiples calculated for the Comparable Transactions. This information is shown in the following table:

	Implied PP Multples		Selected Transaction Multiples
Operating Parameter	LTM 5/31/01	Proj. 2/28/02
			Low	Median	High
Sales	0.50x	0.57x	0.09x	0.63x	0.87x

    Acquisition Premium Analysis.  GKM compared the premium being offered to First Team's shareholders by Gen-X Sports to the median acquisition premium offered in 2000 for (i) mergers with values less than $25 million (approximately 43%); and (ii) mergers involving companies with per share prices of less than $10 (approximately 49%), as reported by MergerStat Review 2001.

    In addition, GKM reviewed premiums paid in other transactions in 2000 which information is summarized below:

Purchase Price	Median Premium Paid
$25 million or less	43%
$25 million to $50 million	38%
$50 millon to $100 million	42%
Seller's Share Price Five Days Prior to Announcement	Median Premium Paid
$10.00 or less	49%
$10.00 - $25.00	39%
$25.00 - $50.00	37%

    The acquisition premium offered to First Team by Gen-X Sports was 95.6%, based on the Company's stock price on July 11, 2001 and 85.3% based on the Company's stock price on July 6, five business days before the date of the execution of the Merger Agreement. The median acquisition premium paid for the Comparable Transactions was 39.0%. Also, GKM applied a blended acquisition premium of 45.9% to the estimated per share value computed under the Analysis of Selected Publicly Traded Companies. The resulting value was $1.62 per share of First Team.

    GKM did not perform a discounted cash flow analysis because the Company did not have projections or budgets for any periods beyond fiscal 2002. Also, there were not any research reports available that could be used to analyze future cash flows over the next several years.

    First Team selected GKM on the basis of its experience in valuing securities in connection with mergers and acquisitions, and its knowledge of First Team, its marketplace and the sporting goods industry, in general. GKM and its affiliates are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. First Team has agreed to pay GKM a fixed fee of $100,000 for providing its fairness opinion and a contingent fee of $440,000 payable upon consummation of the Merger. In addition, the Company has agreed to reimburse GKM for its reasonable out-of-pocket expenses and to indemnify GKM for certain liabilities that may arise from activities related to its engagement, including liabilities arising under securities laws. To date, First Team has paid $60,000 to GKM in connection with financial advisory services related to the Merger as well as $15,000 for other advisory services.

Effects of the Merger

    After the Merger becomes effective, Company shareholders will cease to have ownership interests in the Company or rights as Company shareholders. Therefore, the Company's current shareholders will not participate in any future earnings, losses, growth or decline of the Company. Gen-X Sports and its shareholders will be the sole beneficiaries of the future earnings and growth of the Company, if any.

    As a result of the Merger, the Company will be a privately-held corporation and there will be no public market for its common stock. After the Merger, the common stock will cease to be listed on the Nasdaq National Market and price quotations with respect to sales of shares of First Team common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable to the Company. In addition, after the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC.

    At the effective time of the Merger, the directors of the merger subsidiary will become the directors of the Company, and it currently is contemplated that the current officers of the Company will remain the officers of the Company. At the effective time of the Merger, the Company's articles of incorporation and the bylaws will be amended to read as provided in the Merger Agreement.

    All outstanding options to purchase Company common stock will be treated as described below under "THE MERGER AGREEMENT—Treatment of Stock Options."

Interests of the Company's Directors and Officers in the Merger

    Stock Options.  All directors and executive officers of the Company hold options under the Company's 1987 and 1994 option plans. These options will become fully exercisable at the effective time of the Merger. To the extent their options are exercised, directors and executive officers will be entitled to receive $1.76 per share in cash on the same terms and subject to the same conditions that apply to other holders of options under those plans. See "THE MERGER AGREEMENT—Treatment of Stock Options" and "PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS."

    Amendments to Employment Agreements and Severance Arrangements.  Between January 1996 and January 2001, the Company entered into employment agreements described below with the following executive officers of the Company: John Egart—President, Chief Executive Officer and a Director; Dave Soderquist—Vice Chairman and a Director; Kent Brunner—Vice President and Chief Financial Officer; Richard Jackson—Vice President of Production and Product Development; and Thomas Schultz—Vice President Sales. However, Gen-X conditioned its willingness to enter into the Merger Agreement upon these officers agreeing to amend their employment agreements to give up a substantial portion of the severance benefits they would otherwise receive. All of the Company's executive officers entered into such amendments contingent upon the Merger being completed, which amendments are also described below.

    The original employment agreements generally provide for an employment term of either three or two years, with automatic two-year renewals. The agreements also provide for the following severance payments (subject to reduction if total compensation received by the officer upon a change of control would constitute an excess parachute payment under the Internal Revenue Code) if the officer's employment is terminated under the following circumstances:

    • nonrenewal of agreement by the Company—a cash payment equal to such officer's highest annual base salary in effect during the prior three years;

    • nonrenewal by the Company within one year after Change of Control—a cash payment equal to two times the sum of such officer's highest annual base salary in effect during the prior three years plus the amount of incentive bonus which, absent termination, could have been earned by such officer during the year in which such officer's employment ceased;

    • Company termination without cause or Officer resignation for good reason—a cash payment equal to the greater of (a) the sum of (i) the highest monthly base salary in effect during the prior three years times the number of months remaining (without regard to renewals) in the term, plus (ii) the product of the amount of incentive bonus earned during the prior fiscal year multiplied by the number of months remaining (without regard to renewals) in the term, divided by 12, or (b) the sum of the highest annual base salary in effect during the prior three years plus the amount of incentive bonus earned by the officer during the prior fiscal year; or

    • Company termination without cause or Officer resignation for good reason within one year after Change of Control—a cash payment equal to the greater of (a) the sum of (i) the highest monthly base salary in effect during the prior three years times the number of months remaining (without regard to renewals) in the term, plus (ii) the product of the amount of incentive bonus earned during the prior fiscal year multiplied by the number of months remaining (without regard to renewals) in the term, divided by 12, or (b) two times the sum of the highest annual base salary in effect during the prior three years plus the amount of incentive bonus which, absent termination, could have been earned by such officer during the year in which such officer's employment ceased.

    The amendments to the employment agreements entered into in connection with the Merger amend the employment agreements to eliminate the change of control payments described above and in lieu thereof provide the officer with a minimum term of employment and severance described below. These amendments, however, are subject to the Merger being completed and to Gen-X agreeing to give each officer the benefits described below following the Merger:

    • John Egart: term of employment through December 31, 2002; severance equal to base salary for balance of term (if any) plus three months if terminated without cause or resigns for good reason; base salary of $200,000/year; grant of 50,000 stock options vesting one-third upon grant and one-third upon each of the first and second anniversaries of the Merger; bonus of $25,000 if sales of in-line skates and other products which Mr. Egart is responsible for selling in calendar 2002 equal at least $24 million at an average gross margin percentage equal to at least a reasonable target to be agreed upon, plus an additional bonus of 0.5% of the amount by which such sales exceed $24 million, regardless of gross margin percentage; car allowance of $1,000 per month; and transfer of one of the Company's golf memberships. Mr. Egart's non-competition covenant remains unaffected.

    • Dave Soderquist: term of employment of one-year after the Merger; severance equal to base salary for balance of term (if any) plus three months if terminated without cause or resigns for good reason; no other benefits specified. Mr. Soderquist's non-competition covenant was eliminated.

    • Kent Brunner: term of employment through March 31, 2002; severance equal to one-year's base salary if terminated without cause prior to 30 months after the Merger or if he resigns (with or without good reason) between six months and 30 months after the Merger; base salary of $135,000/year; grant of 10,000 stock options vesting one-fourth upon grant and one-fourth upon each of the first, second and third anniversaries of the Merger; car allowance of $500/month and reimbursement of golf membership dues. Mr. Brunner's non-competition covenant was eliminated.

    • Richard Jackson: term of employment of one-year after the Merger; severance equal to base salary for balance of term (if any) plus three months if terminated without cause or resigns for good reason; and grant of 10,000 stock options vesting one-fourth upon grant and one-fourth upon each of the first, second and third anniversaries of the Merger. Mr. Jackson's non-competition covenant was eliminated.

    • Thomas Schultz: term of employment of one-year after the Merger; severance equal to base salary for balance of term (if any) plus three months if terminated without cause or resigns for good reason; base salary of $110,000/year; grant of 10,000 stock options vesting one-fourth upon grant and one-fourth upon each of the first, second and third anniversaries of the Merger; bonus equal to amount by which 0.75% of sales of in-line skates and other products which Mr. Schultz is responsible for selling exceeds his base salary; and reimbursement of golf membership dues. Mr. Schultz's non-competition covenant was shortened from one year to three months.

Financing for the Merger

    Gen-X Sports estimates that approximately $11,500,000 will be required to complete the Merger and pay the related fees and expenses. Gen-X Sports' obligations to complete the Merger are not subject to any conditions relating to financing. Gen-X Sports expects to fund the Merger and related expenses through its existing sources of working capital, including its revolving credit facility with its principal lender.

Litigation

    On or about July 18, 2001, K-2 Corporation, an Indiana corporation, ("K-2") filed suit against the Company in United States District Court for the Western District of Washington at Seattle alleging that the Company's HYBRID™ in-line skates infringe various patents owned by K-2. K-2's complaint seeks preliminary and permanent injunctive relief, treble damages for willful infringement, attorneys' fees and costs. The Company has filed an answer to the complaint asserting (1) that the Company's skates do not infringe the K-2 patents and that the K-2 patents are invalid, which defenses are based on legal opinions previously given by the Company's intellectual property counsel, and (2) counterclaims alleging invalidity and non-infringement on each patent asserted by K-2. The Company's disclosure schedule to the Merger Agreement discloses the threat of such a lawsuit by K-2 and, therefore, the Company does not believe such lawsuit will prevent the Merger from being completed.

Material Federal Income Tax Consequences to Shareholders

    The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Company common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Company common stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired their common stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the Merger under applicable state, local or foreign laws.

    You should consult your own tax advisor as to the particular tax consequences to you of the Merger, including the effect of any federal, state, local or foreign tax laws.

    The receipt of cash by holders of Company common stock in the Merger or upon exercise of dissenters' appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of Company common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by such holder and such holder's adjusted tax basis in the common stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss generally will be long-term capital gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for less than one year, any gain or loss generally will be taxed as a short-term capital gain or loss.

Accounting Treatment

    The Merger will be accounted for under the purchase method of accounting.

Dissenters' Rights of Appraisal

    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of the Company the right to dissent from the Merger and obtain payment for the "fair value" of the shareholder's shares following the consummation of the Merger.

    The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full texts of these sections attached as Appendix D to this proxy statement. Any shareholder who wishes to exercise dissenters' appraisal rights, or who wishes to preserve the right to do so, should review these sections carefully because failure to comply with the procedures set forth in the sections will result in the loss of dissenters' appraisal rights.

    Under Minnesota law, shareholders of the Company have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from the Company payment in cash of the "fair value" of their shares after the Merger is completed. The term "fair value" means the value of the shares immediately before the effective date of the Merger without any appreciation or depreciation in anticipation of the Merger.

    All references in sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares as to which dissenters' appraisal rights are asserted. A record holder is a shareholder who held the Company common stock at the close of business on August 24, 2001. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to prefect any dissenters' appraisal rights the beneficial owner may have.

    Shareholders of record who desire to exercise their dissenters' appraisal rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be mailed or delivered to the executive offices of the Company before the shareholder vote is taken to approve the Merger Agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote to approve the Merger Agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

    Shareholders electing to exercise their dissenters' appraisal rights under Minnesota law must not vote for approval of the Merger Agreement. A shareholder's failure to vote against approval of the Merger Agreement will not constitute a waiver of dissenters' appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or direction to abstain, the proxy will be voted for approval of the Merger Agreement, and the shareholder's dissenters' appraisal rights will be waived.

    A shareholder must assert dissenters' appraisal rights with respect to all of the shares registered in the holder's name except where certain shares are beneficially owned by another person but registered in the holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of the shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of those shares who is not the record owner of such shares may assert dissenters' appraisal rights as to shares held on that person's behalf, provided that the beneficial owner submits a written consent of the record owner to the Company at or before the time the dissenters' appraisal rights are asserted.

    A shareholder who elects to exercise dissenters' appraisal rights must mail or deliver a written demand, before the vote is taken on approval of the Merger Agreement, to the Chief Financial Officer of the Company at: 1201 Lund Boulevard, Anoka, Minnesota 55303. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares.

    After approval of the Merger Agreement by the shareholders at the special meeting, the Company will send a written notice to each shareholder who delivered a written demand for dissenters' appraisal rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received and other related information.

    In order to receive fair value for a dissenting shareholder's shares, the shareholder must, within 30 days after the date the Company gives the notice described in the preceding paragraph, demand payment and send the stock certificates, and all other information specified in the notice from the Company, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the Merger. After a valid demand for payment and the related stock certificates and other information is received, or after the effective date of the Merger, whichever is later, the Company will remit to each dissenting shareholder who has complied with the statutory requirements the amount that the Company estimates to be the fair value of the dissenting shareholder's shares, with interest starting five days after the effective date of the Merger at a rate prescribed by statute. the Company will also send its closing balance sheet and statement of income for the fiscal year ending no more than 16 months before the effective date of the Merger, together with the latest available interim financial statement, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate and a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment.

    If the dissenting shareholder believes that the amount remitted by the Company is less than the fair value of the holder's shares plus interest, the shareholder may mail or deliver written notice to the Company of the holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to the executive office of the Company at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Company.

    Within 60 days after receipt of a demand for supplemental payment, the Company must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with the Company, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Company. The court, after determining that the shareholder or shareholders in question have complied with all the statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Company or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with the Company as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Company. The shareholders will not be liable to the Company for any amounts paid by the Company that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Company, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to these shareholders. Fees and expenses of experts or attorneys may also be assessed against any shareholder who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

    Shareholders considering whether to exercise dissenters' appraisal rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

    Cash received pursuant to the exercise of dissenters' appraisal rights may be subject to federal or state income tax. Any holder who fails to comply fully with the statutory procedure summarized above will forfeit all rights of dissent and instead each outstanding share of the Company common stock held by that holder will be canceled and converted into the right to receive cash under the terms of the Merger Agreement.

THE MERGER AGREEMENT

    The description of the Merger Agreement contained in this proxy statement describes the material terms of the Merger Agreement. The actual legal terms of the Merger Agreement are in Appendix A to this proxy statement, which contains the complete text of the Merger Agreement and is incorporated into this proxy statement by this reference. You should read the entire Merger Agreement, as it is the legal document that governs the Merger.

The Merger

    The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions summarized below, the merger subsidiary will merge with and into the Company at the effective time of the Merger. As a result of the Merger, the merger subsidiary will cease to exist as a separate entity, and the Company will survive the Merger as a wholly-owned subsidiary of Gen-X Sports.

Effective Time of the Merger

    The Merger will become effective upon the filing of articles of merger, including the Plan of Merger attached hereto as Appendix B, with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act. We refer to this time as the "effective time." The Merger Agreement provides that the articles of merger will be filed not later than the third business day after satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement, unless the Company and Gen-X Sports agree upon another time.

Merger Consideration

    In the Merger, each share of common stock of the Company issued and outstanding immediately before the effective time of the Merger automatically will be canceled and converted into the right to receive $1.76 per share in cash, without interest, with the exception of shares held by Company shareholders who properly perfect their appraisal rights under Minnesota law will be subject to appraisal to determine the "fair value" of those shares in accordance with Minnesota law, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

    At the effective time of the Merger, each share of common stock of the merger subsidiary issued and outstanding immediately prior to the effective time of the Merger will be converted into one share of common stock of the Company, as the corporation surviving the Merger.

Treatment of Stock Options

    All outstanding stock options to purchase shares of Company common stock issued pursuant to the Company's 1987 Stock Option Plan and the Company's 1994 Stock Option and Compensation Plan will automatically be exercisable in full at the effective time of the Merger. The Merger Agreement provides that the Company is required to give notice to option holders at least 30 days prior to the effective time of the Merger stating that such options: (A) shall become exercisable in full as to the aggregate number of shares subject thereto at the effective time, (B) if not exercised before or as of the effective time, shall terminate and be cancelled as of the effective time, and (C) may be exercised on a net basis. Option holders are entitled to request that the exercise of their options be contingent on the Merger becoming effective. The Company has agreed to afford to holders of options a procedure for the "net exercise" of their options in which, in lieu of paying the exercise price to the Company, the option holder can elect to receive an amount in cash equal to the difference between $1.76 and the exercise price for each share of Company common stock for which his or her option is exercised.

    The Company and Gen-X Sports have agreed to use commercially reasonable efforts to cause each option holder under the Company's 1990 Nonqualified Stock Option Plan to acknowledge the such options will terminate upon the effective time. All such options have exercise prices that are significantly above $1.76 per share.

Treatment of ESPP

    The Company's Employee Stock Purchase Plan and all purchase rights under the plan have been terminated as of July 13, 2001, the date that the Merger Agreement was executed. The Company has refunded to participants, without interest, all accumulated payroll deductions credited to participant's accounts under the ESPP for the phase commencing June 1, 2001. If, for any reason, the Merger does not occur, the termination of the ESPP shall be rescinded, and the next phase shall commence on November 1, 2001, pursuant to the terms of the ESPP.

Transfer of Shares

    No transfers of shares of Company common stock will be made on the stock transfer books of the Company after the effective time of the Merger.

Directors, Officers and Governing Documents

    From and after the effective time of the Merger, the directors of the merger subsidiary, none of whom are officers or directors of the Company, will become the directors of the Company until successors are duly elected and qualified. It is currently anticipated that the officers of the Company at the time of the Merger will continue in comparable positions after the Merger. At the effective time of the Merger, the Company's articles of incorporation will be amended and restated in their entirety to read as provided in the Merger Agreement. At the effective time of the Merger, the bylaws of the merger subsidiary will be amended and restated in their entirety to read as provided in the Merger Agreement.

Representations and Warranties

    The Merger Agreement contains various representations and warranties made by the Company to Gen-X Sports and the merger subsidiary, subject to certain specified exclusions and exceptions, including, among others, representations and warranties relating to:

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  due incorporation, good standing, and other similar matters;

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  capital structure of the Company;

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  subsidiaries, joint ventures and other equity interests of the Company;

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  due authorization, execution, delivery and enforceability of the Merger Agreement, approval and recommendation of the Board of Directors with respect to the Merger Agreement and the required vote to approve the Merger;

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  non-contravention of the governing documents of the Company, its contracts and laws applicable to the Company and its subsidiaries, the governmental approvals and filings that are necessary under the Merger Agreement and to complete the Merger;

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  proper filing of all reports by the Company with the SEC since March 1, 1998 and the accuracy of information contained in such documents;

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  financial statements included in documents filed by the Company with the SEC since March 1, 1998;

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  financial statements of the Company contained in the Company's Form 10-Q for the quarterly period ended May 31, 2001;

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  the legitimacy of the accounts receivable reflected on the Company's balance sheet;

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  the accuracy of information contained in this proxy statement (other than information provided by Gen-X Sports or the merger subsidiary) and compliance with SEC rules and regulations;

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  the absence of certain undisclosed liabilities or obligations;

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  the absence of changes, effects, events, occurrences, state of facts or developments since May 31, 2001 that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

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  title to owned or leased real property and improvements as well as certain personal property and the existence of any liens or encumbrances with respect thereto; intellectual property;

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  insurance;

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  employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

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  the absence of pending or threatened litigation;

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  filing of tax returns and payment of taxes;

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  certain important contracts;

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  compliance with applicable laws,

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  disclosure of certain interests of officers, directors and employees of the Company;

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  any director, officer or employee of the Company whose current annual rate of compensation exceeds, in the aggregate, $100,000;

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  compliance with requirements of applicable state and federal environmental laws and authorities;

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  brokers' or finders' fees and expenses;

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  the vote required for approval of the Merger and the Merger Agreement by the Company's shareholders;

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  board approval of the Merger and the Merger Agreement;

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  labor relations matters; and

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  receipt by the Company of the opinion of GKM.

    The Merger Agreement also contains representations and warranties of Gen-X Sports and the merger subsidiary, relating to, among other things:

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  due incorporation, good standing, and similar matters;

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  due authorization, execution, delivery and enforceability of the Merger Agreement, approval of the boards of directors of Gen-X Sports and the merger subsidiary and by Gen-X Sports as sole shareholder of the merger subsidiary;

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  the capital structure of the merger subsidiary;

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  the lack of any prior activities, liabilities or obligations on the part of the merger subsidiary;

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  the need for governmental approvals necessary for the Merger Agreement and the Merger;

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  non-contravention of the governing documents of Gen-X Sports and the merger subsidiary, certain contracts and laws applicable to Gen-X Sports and the merger subsidiary;

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  brokers' or finders' fees and expenses;

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  the accuracy of information contained in this proxy statement (other than information provided by the Company);

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  the ownership of Company capital stock; and

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  the ability of Gen-X Sports and the merger subsidiary to finance the Merger.

    The representations and warranties in the Merger Agreement are not easily summarized. In addition, many of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality and the knowledge of the party making the representation and warranty. You are urged to read the sections in the Merger Agreement titled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and the Purchaser" in Appendix A of this proxy statement. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

Conduct of Business of the Company Prior to the Merger

    The Company has agreed that, prior to the effective time of the Merger, the Company and its subsidiaries will carry on their respective businesses in the ordinary course of business consistent with past practice and will use their commercially reasonably efforts to preserve intact their business organizations and relationships with third parties and keep available the services of their current officers and employees. The Merger Agreement further provides that, except as expressly provided in the Merger Agreement, during the period from the execution and delivery of the Merger Agreement to the effective time of the Merger, the Company will not, and will not permit any of its subsidiaries to take any of the following actions, among others, without the prior written consent of Gen-X Sports:

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  amend its governing documents;

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  create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases or other capital expenditures, except indebtedness for borrowed money incurred in the ordinary course of business, provided that the proceeds thereof are not distributed to the shareholders of the Company;

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  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

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  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

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  issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any shares of its capital stock, except with respect to the options outstanding under the 1987 and 1994 plans or with respect to the ESPP;

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  increase the rate of compensation payable or to become payable by the Company to its directors, officers or employees or increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

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  enter into any agreement, commitment or transaction, except agreements, commitments or transactions in the ordinary course of business consistent with past practice;

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  sell, transfer, mortgage, pledge, grant any security interest or knowingly permit the imposition of any lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except pursuant to the credit agreement with Wells Fargo Bank Minnesota, N.A.;

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  waive any right under any contract or other agreement if such waiver would have a Material Adverse Effect;

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  except as required by GAAP, the SEC or applicable law, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

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  make any loan or advance to any of its shareholders, officers, directors, employees or make any other loan or advance to any other person or group;

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  terminate or fail to renew any contract including, all current insurance policies, or other agreements (excluding customer leases or contracts), the termination or failure of which to renew would have a Material Adverse Effect;

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  enter into any collective bargaining agreement;

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  take, or permit to be taken any action which would be contrary to or in breach of any of the terms or provisions of the Merger Agreement, or which would cause any of the representations of the Company to be or become untrue in any material respect;

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  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material to the Company taken as a whole;

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  make any tax election that would reasonably be expected to have a Material Adverse Effect or settle or compromise any material tax liability;

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  settle or compromise any claim (including arbitration) or litigation, subject to certain dollar amount limitations, without the prior written consent of Gen-X Sports; or

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  agree or consent to take any of the foregoing actions.

Limitations on Solicitation of Competing Transactions

    The Merger Agreement provides that the Company will not, and will cause its officers, directors, advisors, representatives or other agents or agents of its subsidiaries not to, directly or indirectly, solicit, initiate or knowingly encourage discussions of any "acquisition proposal," which includes any proposal to acquire the Company or any of its subsidiaries. That restriction also extends to discussions and negotiations relating to any such acquisition proposal and the providing of nonpublic information or otherwise facilitating any effort or attempt to make an acquisition proposal. There is an exception, however, if an unsolicited, written proposal is received, prior to the effective time, that the Board reasonably and in good faith determines (with the advice of its legal advisors) it must consider in order to satisfy its fiduciary duties to the shareholders of the Company under the applicable law. In such event, the Board may furnish non-public information, or access thereto, or enter into discussions or negotiations with the third party in order to evaluate the terms of any such acquisition proposal so long as such third party is bound by the terms of a confidentiality agreement substantially similar to that executed by the Company, Gen-X Sports and the merger subsidiary. The Company must, however, keep Gen-X Sports and the merger subsidiary advised of the status of any competing acquisition proposal and provide them with a copy of such proposal as well as the identity of the person making such proposal and any other material terms and conditions thereof.

    The Merger Agreement requires the Company to terminate all discussions regarding any acquisition proposal from any party other than Gen-X Sports.

Director and Officer Liability

    The Company and Gen-X Sports have agreed that all rights to indemnification provided to the Company's present and former officers and directors in the Company's governing documents and any applicable indemnification agreements will continue for at least six years after the effective time of the Merger.

    The Merger Agreement provides that the Company, as the corporation surviving the Merger, will indemnify and hold harmless and advance expenses to the fullest extent permitted by applicable law to those present and former directors or officers of the Company.

    Further, Gen-X Sports will, or will cause the Company to, maintain the benefits of the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the Merger for six years after the effective time of the Merger or provide alternatively no less favorable insurance (subject to certain premium limitations).

Access to Information

    The Company has agreed to give Gen-X Sports and its representatives access at reasonable times during normal business hours to its personnel, properties, offices and other facilities and its books and records and those of its subsidiaries. The Company will also permit Gen-X Sports to make reasonable inspections as requested, will cause its officer and directors to furnish to Gen-X Sports such financial and operating data and information with respect to its properties, business, assets and liabilities as Gen-X Sports may require and permit Gen-X Sports' accountants to conduct such confirmation and testing procedures with respect to the Company's accounts receivable as the parties reasonably agree.

Confidentiality

    The Company and Gen-X Sports have entered into a confidentiality agreement relating to all documents and information provided to the other party in connection with the Merger.

Conditions to Completing the Merger

    The obligations of the Company, Gen-X Sports and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

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  shareholders who hold a majority of the outstanding common stock of the Company must approve the Merger Agreement and the Merger; and

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  no order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

    The Company's obligations to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

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  Gen-X Sports and the merger subsidiary must have performed in all material respects their respective agreements under the Merger Agreement at or before the effective time of the Merger;

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  the representations and warranties made by Gen-X Sports and the merger subsidiary in the Merger Agreement must be true and correct in all material respects as of the effective time; and

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  the Company must receive a certificate signed by an authorized officer of Gen-X Sports stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived.

    The obligations of Gen-X Sports and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

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  the Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the effective time;

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  the representations and warranties of the Company in the Merger Agreement must be true and correct in all material respects as though made as of the effective time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date);

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  Gen-X Sports and the merger subsidiary shall have received a certificate of an authorized officer of the Company to the effect that, as of the effective time, the preceding two conditions have been satisfied or waived;

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  since the date of the Merger Agreement there shall have been no change in the business, operations, condition or results of operations of the Company and its subsidiaries, taken as a whole, which has had a Material Adverse Effect;

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  the Company shall not have received notices of election to dissent pursuant to Section 302A.473 of the Minnesota Business Corporation Act from shareholders who, in the aggregate, own 10% or more of the shares of the Company's common stock;

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  the Company shall have amended its Rights Agreement, dated March 15, 1996 by and between the Company and Wells Fargo Bank Minnesota, N.A. in form reasonably acceptable to Gen-X Sports; and

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  the amounts outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A. shall not exceed $2.365 million, plus the amount of any accounts receivable due from Gen-X Sports or any of its affiliates.

    For purposes of the Merger Agreement, "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse effect on (x) the business, assets, condition (financial or otherwise) or results of operation of the Company and its subsidiaries, if any, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by the Merger Agreement, excluding from the foregoing the effect, if any, of (i) changes in general economic, regulatory or political conditions or changes affecting generally the in-line skate or hockey equipment sectors, (ii) any losses of employees due to the transactions contemplated by the Merger Agreement or the announcement thereof, or (iii) changes or effects of any action or inaction required of the Company under this Agreement.

Termination of the Merger Agreement

    The Company and Gen-X Sports may mutually agree to terminate the Merger Agreement at any time before the effective time of the Merger, whether or not the shareholders have voted to approve the Merger Agreement. In addition, either party may terminate the Merger Agreement if, among other things:

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  any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or

  •
  the Merger shall not have been consummated by November 30, 2001.

    In addition, Gen-X Sports may terminate the Merger Agreement if, among other things:

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  there shall have been a breach of any representation or warranty on the part of the Company under the Merger Agreement such that the conditions to the obligations of Gen-X Sports and the merger subsidiary to effect the Merger have not been met;

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  there shall have been a breach of any covenant or agreement on the part of the Company under the Merger Agreement such that the conditions to the obligations of Gen-X Sports and the merger subsidiary to effect the Merger have not been met; or

  •
  the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing and on or prior to such date an entity or group (other than Gen-X Sports or the merger subsidiary) shall have made and not withdrawn an Acquisition Proposal.

    The Company may also terminate the Merger Agreement prior to the effective time if, among other things:

  •
  a corporation, partnership, person or other entity or group shall have made an acquisition proposal that the Board of Directors by a majority vote, determines in its good faith judgment and in the discharge of its fiduciary duties, is more favorable to the Company's shareholders than the Merger;

  •
  there shall have been a breach of any representation or warranty, on the part of Gen-X Sports or the merger subsidiary, contained in the Merger Agreement such that the conditions to the obligation of the Company to effect the Merger have not been met; or

  •
  there shall have been a breach of any covenant or agreement, on the part of Gen-X Sports or the merger subsidiary, contained in the Merger Agreement such that the conditions to the obligation of the Company to effect the Merger have not been met.

Payment of Fees Upon Termination Events

    If the Company terminates the Merger Agreement as a result of the receipt of a more favorable acquisition proposal or Gen-X Sports or the merger subsidiary terminates the Merger Agreement as a result of a breach of any representation, warranty, covenant or agreement by the Company or as a result of the withdrawal or modification of the Board's approval or recommendation of the Merger Agreement or the Merger or if the Board shall have recommended another offer, or shall have adopted any resolution to with respect to any of the foregoing, the Company shall reimburse Gen-X Sports, the merger subsidiary and their affiliates for all reasonable out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, attorneys' and accountants fees, filing fees and printing costs), up to an aggregate maximum of $250,000.

    If the Company terminates the Merger Agreement as a result of a breach of any representation, warranty, covenant or agreement by Gen-X Sports or the merger subsidiary, Gen-X Sports shall reimburse the Company and its affiliates for all out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, attorneys' and accountants' fees and expenses, investment bankers' fees and expenses, filing fees and printing costs), up to an aggregate maximum of $400,000.

    In addition, if the Company terminates the Merger Agreement as a result of the receipt by the Company of an acquisition proposal that the Board determines is more favorable to the Company's shareholders than the Merger, or if Gen-X Sports or the merger subsidiary terminates the Merger Agreement because the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger or recommends another offer, or adopts any resolution to that effect, the Company shall pay to the Purchaser, immediately upon such termination $500,000, as well as all expenses.

Amendment, Modification and Waiver

    Any provision of the Merger Agreement may be amended, modified or waived by the parties to the Merger Agreement prior to the effective time of the proposed Merger. However, after approval of the Merger by the shareholders, the consideration to be paid pursuant to the Merger Agreement to the holders of shares of the Company's common stock shall in no event be decreased and the form of consideration to be received by the holders of such shares in the Merger shall in no event be altered without the approval of such holders.

RIGHTS AGREEMENT

    The Company has entered into a Rights Agreement dated as of March 25, 1996 between the Company and Norwest Bank Minnesota, N.A. as rights agent. Wells Fargo Bank Minnesota, N.A. has succeeded to the rights and obligations of Norwest Bank as rights agent. Pursuant to the Rights Agreement, one right was distributed as a dividend on each share of Company common stock outstanding at the close of business on March 25, 1996, and one right has been and will continue to be issued with each share of Company common stock issued after that date. The rights trade in tandem with the shares of Company common stock and are not represented by separate certificates. The Rights Agreement was entered into to ensure that any acquisition of the Company will be one in which all Company shareholders can receive fair and equal treatment and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unfair or unequal treatment of the Company's shareholders.

    The rights generally become exercisable to purchase common stock only after certain specified events or transactions in which a person becomes the beneficial owner of 15% or more of the outstanding Company common stock. When the rights become exercisable to purchase common stock, they can be exercised to purchase shares at a 50% discount to the market price at the time of exercise. However, the rights of any person that becomes a 15% stockholder become null and void. The effect is to severely dilute the stock holdings of any person who acquires 15% or more of the Company common stock.

    In addition if, after a person becomes a 15% shareholder, the Company is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, the rights are exercisable for shares of common stock of the surviving or acquiring corporation at a 50% discount to the market price of that corporation's common stock. The effect of these transactions is to allow the Company's shareholders to acquire significant amounts of stock of an acquiring company at a substantial discount to the market price of those securities, thereby diluting the stock ownership of the other shareholders of the acquiring company.

    The Rights Agreement specifies that certain parties who hold 15% of more of the outstanding shares of Company common stock are excluded for purposes of determining whether their stock ownership would cause the rights to become exercisable. The Rights Agreement also contains other customary exclusions for events that do not cause the rights to become exercisable, such as an increase in a person's percentage stock ownership resulting solely from a decrease in the total number of outstanding shares of Company common stock.

    The Board of Directors can redeem the rights or amend the terms of the Rights Agreement, subject to certain limitations. On July 13, 2001, the Company's Board of Directors amended the Rights Agreement to specify that:

  •
  no Person shall be or become an Acquiring Person or a "Beneficial Owner" of securities of the Company, and no "Stock Acquisition Date" or "Distribution Date" shall be deemed to occur by reason of: (i) the execution and delivery of the Merger Agreement or the execution of any amendment thereto; (ii) the Merger; or (iii) the consummation of any other transaction contemplated by or in connection with the Merger Agreement;

  •
  the rights shall expire at or prior to the earlier of (i) the Close of Business on March 14, 2006 (the "Final Expiration Date"), (ii) the effective time (as such term is defined in the Merger Agreement) of the merger contemplated by Merger Agreement or (iii) the date on which the Rights are redeemed as provided in the Rights Agreement (such earlier date referred to as the "Expiration Date"); and

  •
  notwithstanding anything else in the Rights Agreement to the contrary, on the Expiration Date all rights shall, without any further payment by Gen-X Sports, the merger subsidiary or the Company, expire with none of Gen-X Sports, the merger subsidiary or the Company having any obligations thereunder, and no persons having any rights thereunder, except for the payment of fees and expenses and any indemnification obligations, if any, to which the Rights Agent is entitled under the Rights Agreement.

FEES AND EXPENSES

    Whether or not the proposed Merger is consummated, and except as otherwise described in this proxy agreement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. Gen-X Sports will pay all fees and expenses of the Company's legal counsel, financial advisor and auditors at the closing of the Merger, if the transaction is consummated.

PRICE RANGE OF COMMON STOCK

    The Company common stock currently is traded on the Nasdaq National Market under the symbol "FTSP." The public trading of the Company common stock commenced on October 19, 1987. The following table sets forth the range of bid quotations for shares of Company common stock, as reported on the Nasdaq National Market, for the periods listed.

	High	Low
2002
First Quarter Ended May 31, 2001	$1.969	$0.900
2001
Fourth Quarter Ended February 28, 2001	1.625	0.938
Third Quarter Ended November 30, 2000	2.000	0.906
Second Quarter Ended August 31, 2000	2.563	1.500
First Quarter Ended May 31, 2000	3.125	1.859
2000
Fourth Quarter Ended February 29, 2000	3.500	1.313
Third Quarter Ended November 30, 1999	2.469	1.500
Second Quarter Ended August 31, 1999	3.313	1.875
First Quarter Ended May 31, 1999	3.250	1.344

    On July 13, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, the high and low sale prices for Company common stock, as reported on the Nasdaq National Market, were $1.22 and $1.10, respectively, and the closing sale price was $1.20. On August 27, 2001, the last trading day before the date of this proxy statement, the closing price for shares of the common stock, as reported on the Nasdaq National Market, was $1.51. You are urged to obtain current market quotes for First Team Sports, Inc. common stock before making any decision regarding the Merger.

DIVIDENDS

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain all of our available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. The Board of Directors will make future determinations relating to our dividend policy after considering the following factors, and any other then relevant considerations:

  •
  our future earnings;

  •
  our capital requirements;

  •
  our financial condition; and

  •
  our future prospects.

  •
  Under our current bank line of credit, we cannot pay dividends without the bank's consent.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
MANAGEMENT AND OTHERS

    The following table sets forth information regarding beneficial ownership of Company common stock as of August 24, 2001 by (a) each of our current directors, (b) our Chief Executive Officer, (c) each of the four other most highly compensated executive officers whose total annual salary and bonus during the last fiscal year exceeded $100,000, and (d) all directors and executive officers as a group. The table also sets forth the percentage of the total number of shares of Company common stock outstanding as of August 24, 2001 owned by these persons. Unless otherwise indicated, all persons named as beneficial owners of Company common stock have sole voting and investment power with respect to such Company common stock. Unless otherwise indicated, the address for each person listed is: 1201 Lund Boulevard, Anoka, MN 55303.

Name, Position(s)	Number of Shares Beneficially Owned(1)(2)		Percent of Class(2)
John J. Egart President, Chief Executive Officer and Director	664,019	(3)(4)	10.6%
David G. Soderquist Vice Chairman and Director	475,426	(4)(5)	7.8%
Joe Mendelsohn Chairman and Director	179,834	(6)	2.9%
Timothy G. Rath Director	60,000	(7)	1.0%
Stanley E. Hubbard Director	59,750	(8)	1.0%
William J. McMahon Director	19,500	(9)	*
Kent A. Brunner Vice President and Chief Financial Officer	165,825	(10)	2.7%
Richard Jackson Vice President of Production & Product Development	80,633	(11)	1.4%
Dimensional Fund Advisors, Inc.	410,350	(12)	6.9%
All Executive Officers and Directors as a Group (9 persons)	1,754,835	(13)	24.9%

*
less than 1%

(1)
Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by him or her.

(2)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included. Options outstanding under the Company's stock option plans will become fully exerciseable when the Merger becomes effective. This table does not give effect to those shares of Company Common Stock which may be acquired pursuant to options which will become exerciseable at the effective time of the Merger.

(3)
Includes: 1,521 shares of Common Stock held by Mr. Egart's wife; 17,349 shares of Common Stock held by either Mr. Egart or his wife as custodian for their children; and 353,334 shares of Common Stock which may be acquired by Mr. Egart upon exercise of stock options.

(4)
Includes 15,500 shares of Common Stock held by a partnership, of which Mr. Egart and Mr. Soderquist are partners and with respect to which each, as a partner, shares voting and investment power over the shares.

(5)
Includes 207,501 shares of Common Stock which may be acquired by Mr. Soderquist upon exercise of stock options.

(6)
Represents 179,834 shares of Common Stock which may be acquired by Mr. Mendelsohn upon exercise of stock options.

(7)
Includes 30,000 shares of Common Stock which may be acquired by Mr. Rath upon exercise of stock options.

(8)
Includes 31,500 shares of Common Stock which may be acquired by Mr. Hubbard upon exercise of stock options.

(9)
Represents 19,500 shares of Common Stock which may be acquired by Mr. McMahon upon exercise of stock options.

(10)
Includes 158,751 shares of Common Stock which may be acquired by Mr. Brunner upon exercise of stock options.

(11)
Includes 77,783 shares of Common Stock which may be acquired by Mr. Jackson upon exercise of stock options.

(12)
The shares are held by four investment companies and certain other investment vehicles, including commingled group trusts and separate accounts ("Funds"), for which Dimensional Fund Advisors Inc. ("Dimensional") acts as investment advisor and investment manager. As such advisor and manager, Dimensional has sole voting and dispositive power over the shares but disclaims beneficial ownership of such shares. The Company has relied on information provided by Dimensional in its December 31, 2000 Schedule 13G amendment filed with the Securities & Exchange Commission on February 2, 2001. Dimensional is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13)
Includes 1,120,370 shares of Common Stock which may be acquired upon the exercise of stock options; 15,500 shares of Common Stock held by a partnership; and 18,870 shares of Common Stock held by or for family members of executive officers.

OTHER MATTERS

    The Board of Directors does not presently know of any matters to be presented for consideration at the special meeting other than the matters described in the notice of special meeting mailed together with this proxy statement. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

    If the Merger is completed, there will be no public participation in any future meetings of shareholders of the Company. However, if the Merger is not completed, the Company's shareholders will continue to be entitled to attend and participate in First Team Sports shareholders' meetings. If the Merger is not completed, you will be informed, by press release or other means determined to be reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting. Any such stockholder proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

WHERE YOU CAN FIND MORE INFORMATION

    The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The annual reports include the Company's audited financial statements. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. The Company's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

    The Company will provide without charge a copy of its Annual Report on Form 10-K, including financial statements and the financial statement schedules, filed with the SEC for fiscal year ended February 28, 2001 to any beneficial owner of First Team Sports common stock as of the record date upon written request to: First Team Sports, Inc., 1201 Lund Boulevard, Anoka, MN 55303, Attention: Investor Relations. You may also call the Investor Relations department at First Team Sports at: (763) 576-3543 The Company will furnish a beneficial owner with any exhibit not contained therein upon payment of a reasonable fee.

    If you would like to request documents from the Company, please do so by September 28, 2001 to receive them before the special meeting.

    You should rely only on the information contained in or attached as an Appendix to this proxy statement to vote your shares of First Team Sports common stock at the special meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in or attached as an Appendix to this proxy statement.

    This proxy statement is dated August 28, 2001. You should not assume that the information contained in this proxy statement or any attached Appendix is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

APPENDIX A

     AGREEMENT AND PLAN OF MERGER

AMONG

FIRST TEAM SPORTS, INC.

GEN-X SPORTS INC.

AND

FTS MERGER CORP.

DATED AS OF JULY 13, 2001

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 13, 2001, among First Team Sports, Inc., a Minnesota corporation (the "Company"), Gen-X Sports Inc., a Delaware corporation (the "Parent"), and FTS Merger Corp., a Minnesota corporation (the "Purchaser").

    WHEREAS, the respective Boards of Directors of the Parent and the Purchaser have determined that it is in the best interests of their respective shareholders for the Purchaser to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement; and

    WHEREAS, the Board of Directors of the Company (the "Board"), based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has determined that the Merger, upon the terms and subject to the conditions of this Agreement, is advisable, fair and in the best interests of the Company and its shareholders, has approved the Merger, this Agreement and the other transactions contemplated hereby and has recommended approval of the Merger and this Agreement by the shareholders of the Company;

    NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

    1.01  The Merger.  Subject to the terms and conditions of this Agreement and the Minnesota Business Corporation Act (the "BCA"), at the Effective Time, the Parent shall cause the Purchaser to merge with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall, following the Merger, be governed by the laws of the State of Minnesota, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the BCA.

    1.02  Effective Time.  At the Closing contemplated in Section 7.01, the Company and the Parent will cause a Articles of Merger (the "Articles of Merger") to be executed and filed by the Company and the Purchaser with the Secretary of State of the State of Minnesota as provided in the BCA. The Merger shall become effective as of the date and at the time the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, and such time is hereinafter referred to as the "Effective Time."

    1.03  Articles of Incorporation.  At the Effective Time, the of Articles of Incorporation of the Company shall be amended and restated in their entirety to read substantially as set forth on Exhibit A (the "Restated Certificate"), and such amended and restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

    1.04  By-Laws.  At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to read substantially as set forth on Exhibit B, and such amended and restated By-Laws shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

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    1.05  Directors and Officers.  At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Restated Certificate and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    1.06  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

    1.07  Shareholders' Meeting.

    (a) As soon as practicable, the Company, acting through the Board, shall, in accordance with the Articles of Incorporation and By-Laws of the Company and with applicable law:

      (i)  duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable for the purpose of approving and adopting this Agreement and the Merger; and

      (ii) file with the Securities and Exchange Commission ("SEC") a preliminary Proxy Statement and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the staff of the SEC.

    (b) Subject to its fiduciary obligations (as determined in the good faith judgment of the Board, based as to legal matters, on the advice of legal counsel), under applicable law, the Board will include in the Proxy Statement (as defined in Section 3.07) the recommendation of the Board that shareholders of the Company vote in favor of the approval of this Agreement and the Merger and a statement that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders.

    Without limiting the generality of the foregoing, the Company agrees, except as provided in this Section 1.07 or in Section 5.04, that its obligations pursuant to this Section 1.07 shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company of any offer to acquire some or all of the Shares (as defined below) or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

    (c) The Company, the Parent and the Purchaser, as the case may be, shall promptly file any other filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the

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SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, the Parent and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's shareholders unless the Company has first obtained the consent of the Parent to such mailing (which consent shall not be unreasonably withheld or delayed).

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

    2.01  Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

    (a) Each share of Common Stock, par value $.01 per share of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares held by shareholders exercising appraisal rights pursuant to Sections 302A.471 and 302A.473 of the BCA (the "Dissenting Shareholders")) shall be converted into and represent the right to receive, without interest, an amount in cash equal to $1.76 (the "Merger Consideration") upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the "Certificates"); provided, however, that the aggregate Merger Consideration (including cash payments upon cancellation of options and payments to the participants in the ESPP (as herein defined) shall not exceed the sum of $10,615,000, plus the aggregate amount of proceeds received by the Company between the date hereof and the Effective Time from the exercise of options to purchase Shares which are outstanding on the date hereof. In the event the aggregate payments otherwise payable to shareholders, option holders and participants in the ESPP exceed such sum, proportionate adjustments to the per Share Merger Consideration shall be made. All references in this Agreement to "$" or "dollar" refer to the lawful currency of the United States of America. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 2.02.

    (b) Each share of Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of Common Stock, no par value per share, of the Surviving Corporation.

    2.02  Exchange of Certificates; Paying Agent.

    (a) Not less than ten (10) days prior to the Closing, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration specified in Section 2.01 upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. At the Effective Time, the Parent shall pay to, or cause the Purchaser or the Surviving Corporation to pay to, the Paying Agent in immediately available funds an amount necessary for the payment of the aggregate Merger Consideration (the

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"Funds") upon surrender of Certificates pursuant to Section 2.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct.

    (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares, a letter of transmittal and instructions for use in effecting the surrender of Certificates representing Shares, in exchange for payment in cash therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 2.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

    (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

    (d) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

    (e) Notwithstanding anything to the contrary in this Section 2.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    2.03  Dissenters' Rights.  Shares that have not been voted in favor of the approval of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 302A.471 and 302A.473 of the BCA (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Shares shall represent the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Minnesota unless and until the holder of such Dissenting Shares withdraws such holders' demand for such appraisal or becomes ineligible for

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such appraisal. If a holder of Dissenting Shares shall withdraw such holder's demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 2.01(a). The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    2.04  Transfer of Shares After the Effective Time.  No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration set forth in Section 2.01.

    2.05  Options.

    (a) As to outstanding options to purchase Common Stock under the Company's 1987 Stock Option Plan (the "1987 Plan") and the Company's 1994 Stock Option and Incentive Compensation Plan (the "1994 Plan"):

      (i)  Not later than 30 days prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of outstanding options to purchase Common Stock under the 1987 Plan and the 1994 Plan stating that such options: (A) shall become exercisable in full as to the aggregate number of shares subject thereto at the Effective Time, (B) if not exercised before or as of the Effective Time, shall terminate and be cancelled as of the Effective Time, and (C) may be exercised on a net basis pursuant to Subsection (a)(ii) below.

      (ii) The Company shall permit each holder of an outstanding option to purchase Common Stock under the 1987 Plan and the 1994 Plan who desires to exercise all or any portion of such option following receipt of the Option Notice to exercise such option prior to the Effective Time or, to the extent such options would not be exercisable but for the Merger, such exercises may be made contingent on the Merger becoming effective. The Company shall offer to all holders of such options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at and subject to, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such option over (B) the aggregate exercise price of all such shares of Common Stock subject to such option. The aggregate amount payable pursuant to this paragraph (a)(ii) is hereinafter referred to as the "Option Cash-Out Amount."

      (iii) Each outstanding option to purchase Common Stock under the 1987 Plan and the 1994 Plan which is not exercised prior to or as of the Effective Time shall, by its terms and by virtue of the Merger, and without any action on the part of the holder thereof, terminate and be cancelled as of the Effective Time.

    (b) As to outstanding options to purchase Common Stock under the Company's 1990 Nonqualified Stock Option Plan, the Company and Parent shall use commercially reasonable efforts to cause the holders of such options to acknowledge that such options shall terminate upon the Effective Time.

    (c) Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of an option under the 1987 Plan or the 1994 Plan that is outstanding at the Effective Time and has a per share exercise price less than the Merger Consideration (i) a letter of transmittal (which shall

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be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in receiving the Option Cash-Out Amount in respect of such options. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing such options surrendered thereby, to the Paying Agent, the holders of such options shall be entitled to receive the Option Cash-Out Amount in respect of such options pursuant to this Section 2.05.

    2.06  ESPP.  The Company shall take all actions necessary to terminate the Company's Employee Stock Purchase Plan ("ESPP") effective as of the date of this Agreement. Promptly thereafter, but prior to the Effective Time, the Company shall refund to participants, without interest, all accumulated payroll deductions credited to participant's accounts under the ESPP for the phase commencing June 1, 2001. Notwithstanding the foregoing, if the Merger contemplated by this Agreement does not occur, the termination of the ESPP shall be rescinded, and the next phase shall commence on November 1, 2001, pursuant to the terms of the ESPP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in (i) the Company Disclosure Letter attached hereto (the "Company Disclosure Schedule") or (ii) in the Company's reports and filings with the Securities and Exchange Commission since the filing of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001, the Company's 2001 proxy statement as filed with the Securities and Exchange Commission and the Company's Quarterly Report on Form 10-Q for the quarter ending May 31, 2001 in the form previously provided to the Parent (to the extent the relevancy of such disclosure to such particular representation and warranty is reasonably evident from the nature of such disclosure), the Company hereby represents and warrants to the Parent and the Purchaser that:

    3.01  Organization; Qualification.  The Company and the Subsidiaries (as defined in Section 3.03) are corporations or unlimited liability companies duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, and have all requisite corporate power and authority to own, lease and operate their properties and carry on their business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or be in good standing as shall not have a Material Adverse Effect (as defined in Section 3.05). The Company has heretofore made available to the Parent, complete and correct copies of the Articles of Incorporation and By-Laws of the Company, as currently in effect.

    3.02  The Company's Capitalization.  The authorized capital stock of the Company consists solely of 10,000,000 Shares, 680,000 shares of Series A Preferred Stock, par value $.01 per share, and 1,820,000 shares of undesignated Preferred Stock, par value $.01 per share (the Series A Preferred Stock and the undesignated Preferred Stock are collectively referred to herein as the "Preferred Stock"). As of the date of this Agreement, there were 5,917,231 Shares issued and outstanding. There are no shares of Preferred Stock issued and outstanding. All outstanding Shares have been duly authorized and validly issued, and are fully paid, nonassessable and were issued free of preemptive rights. Except for the Options described in Section 2.05 hereof and except as set forth in Schedule 3.02 of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of its Shares. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Shares. Schedule 3.02 of the Company Disclosure Letter contains a complete and accurate list of all holders of Options and any

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other options or rights of any kind to purchase or acquire shares of the Common Stock of the Company, together with the number of such options and the terms of such options held by each such holder.

    3.03  Company Equity Investments.  Schedule 3.03 of the Company Disclosure Letter sets forth, as of the date of this Agreement: (i) the name of each subsidiary, the jurisdiction of its incorporation and each jurisdiction in which it is qualified to do business as a foreign corporation (the "Subsidiaries"); (ii) the name of each corporation, partnership, joint venture or other person (other than Subsidiaries) in which the Company, directly or indirectly, has, or pursuant to any agreement or agreements will have the right to acquire by any means, an equity interest or investment exceeding 10% of the equity capital thereof. Except as set forth in Schedule 3.03 of the Company Disclosure Letter, the Company does not own, directly or indirectly, or have the right to acquire, any equity security of another entity and has not made any loan or advance to any other entity.

    3.04  Authority Relative to this Agreement.  The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly approved by the Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for the approval of the Merger by the shareholders of the Company in accordance with the BCA, no other corporate actions on the part of the Company are necessary to authorize this Agreement or the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

    3.05  Consents and Approvals; No Violation.  Except as set forth in Schedule 3.05 of the Company Disclosure Letter, and except for any required approval of the Merger by the shareholders of the Company and the filing of the Articles of Merger in accordance with the BCA, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company or the Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with applicable requirements of the BCA, (B) in connection with the Exchange Act, (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect, and (D) for any requirements which became applicable to the Company or the Subsidiaries as a result of the specific regulatory status of the Parent or the Purchaser or as a result of any other facts that specifically relate to the business or activities in which the Parent or the Purchaser is or proposes to be engaged; (iii) constitute a breach or result in a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which the Company or the Subsidiaries is a party or by which the Company or the Subsidiaries or any of their assets may be bound, except for any such breach, default or right as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) assuming compliance with the BCA, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or the Subsidiaries or any of their assets, which violation would have a Material Adverse Effect.

    For purposes of this Agreement, "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse

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effect on (x) the business, assets, condition (financial or otherwise) or results of operation of the Company and the Subsidiaries, if any, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by this Agreement, excluding from the foregoing the effect, if any, of (i) changes in general economic, regulatory or political conditions or changes affecting generally the in-line skate or hockey equipment sectors, (ii) any losses of employees due to the transactions contemplated by this Agreement or the announcement thereof, or (iii) changes or effects of any action or inaction required of the Company under this Agreement.

    3.06  SEC Reports; Financial Statements.

    (a) Since March 1, 1998, the Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC Reports") required to be filed by it with the SEC pursuant to the federal securities laws and SEC rules and regulations. As of their respective dates, the SEC Reports complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. As of their respective dates and as of the date any information from such SEC Reports has been incorporated by reference, the SEC Reports including, without limitation, any financial statements or schedules included therein, did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the SEC Reports.

    (b) The consolidated balance sheets of the Company as of February 28, 2001 and February 29, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended February 28, 2001 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended February 28, 2001 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and the published rules and regulations of the SEC with respect thereto, except as otherwise noted therein, including in the related notes.

    (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly period ended May 31, 2001 (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein. The balance sheet of the Company as of May 31, 2001 is hereinafter referred to as the "Company Balance Sheet.

    (d) Without limiting the foregoing and except as disclosed in Schedule 3.06 of the Company Disclosure Letter, the Company's accounts receivable reflected in the Company Balance Sheet are bona fide receivables for products that have been shipped, are reflected on the books and records of the Company, arose during the ordinary course of business, and are currently due and owing to the Company. There is no right of offset on any of the accounts receivable and no agreement for reduction or discount has been made with respect to any of the accounts receivable.

    3.07  Proxy Statement.  None of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in the forms of proxy in connection with the vote of the Company's shareholders with respect to the Merger and this Agreement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the

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Company's shareholders (collectively the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and at the time of the Shareholders' Meeting, contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to the information relating to the Company, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 3.07, any statement which is made or incorporated by reference in the Proxy Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or any statement included in the Proxy Statement modifies or supersedes such earlier statement.

    3.08  Undisclosed Liabilities.  Except as disclosed in Schedule 3.08 of the Company Disclosure Letter, or in the SEC Reports and liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, there are no liabilities of the Company and the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    3.09  Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet and except with respect to the transactions contemplated by this Agreement (i) the business of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice, (ii) there has not been any change in the business of the Company and the Subsidiaries which has had, or is expected to have, a Material Adverse Effect, and (iii) the Company and the Subsidiaries have not taken any action described in Section 5.01.

    3.10  Title, Etc.

    (a) The SEC Reports set forth a list of all of the land, which includes the buildings, structures and other improvements located thereon (the "Real Property"), which is owned in fee or leased by the Company or the Subsidiaries. Except as disclosed in Schedule 3.10 of the Company Disclosure Letter, the Company and the Subsidiaries have, with respect to personal property, good, and, with respect to Real Property, good, marketable and insurable, title to all of the properties and assets which they purport to own and which are material to the business, operation or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any liens, encumbrances or defects reflected in the Company Balance Sheet; (ii) any liens, encumbrances or defects which do not, individually or in the aggregate, materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company or the Subsidiaries of the property or assets subject thereto or affected thereby or otherwise have a Material Adverse Effect; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been  established on the Company Balance Sheet; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; (vii) any liens of the type referred to   in clause (vi) above that have been filed, so long as such liens do not aggregate in excess of $25,000; (viii) liens securing obligations referred to in Section 5.01(b); and (ix) with respect to Real Property, any liens, encumbrances or defects which are matters of record, including but not limited to, easements, quasi-easements, rights of way, land use ordinances and zoning plans, and which do not have a Material Adverse Effect on the Real Property or the business of the Company.

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    (b) All of the land, buildings, structures and other improvements occupied by the Company or its Subsidiaries material to the conduct of its business are included in the Real Property.

    (c) Neither the Company nor its Subsidiaries owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

    (d) To the Company's knowledge, the Company has no ongoing or present material obligations or liabilities with respect to the Real Property formerly owned, leased or occupied by the Company or its Subsidiaries. For the purposes of this Agreement, the phrase "to the Company's knowledge" shall mean the actual knowledge of any of the directors, officers or management employees of the Company.

    3.11  Intellectual Property.

    (a) The Company and the Subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, trade dress, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and the Subsidiaries as presently conducted (the "Company Intellectual Property Rights"). A true and complete list of all of the Company's registered trademarks, patents and patent applications is set forth in Schedule 3.11 of the Company Disclosure Letter.

    (b) Either the Company or the Subsidiaries is the sole and exclusive owner of, or has an exclusive or non-exclusive license to use, (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and, in the case of the Company Intellectual Property Rights owned by the Company or the Subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as described in the SEC Reports, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the Company's knowledge, are threatened by any person that are reasonably likely to have a Material Adverse Effect. All registered trademarks, service marks and copyrights held by the Company and the Subsidiaries which are material to the business, and to the Company's knowledge, all other registered trademarks, service marks and copyrights, are valid and subsisting. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or the Subsidiaries that would have a Material Adverse Effect. No Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any Subsidiaries, except to the extent any such restriction would not have a Material Adverse Effect. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, neither the Company nor the Subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or the Subsidiaries is restricted from making, having made, using, selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction would not have a Material Adverse Effect.

    3.12  Insurance.  Schedule 3.12 of the Company Disclosure Letter identifies all material property, general liability and casualty insurance policies which currently insure the Company and the Subsidiaries. Such policies are adequate in the view of the management of the Company for the assets and operations of the Company and the Subsidiaries as currently conducted.

    3.13  Employee Benefit Plans.

    (a) Schedule 3.13 of the Company Disclosure Letter sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act

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of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by the Company, the Subsidiaries or any trade or business (whether or not incorporated) which is treated with the Company or the Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") with respect to employees of the Company, the Subsidiaries or their ERISA Affiliates ("Company Benefit Plans"). Each Company Benefit Plan is in writing, and the Company has previously furnished or made available to the Parent a true and complete copy of each Company Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Company Benefit Plan, including, without limitation, if applicable, (i) a copy of each current trust or other funding arrangement, (ii) the most recent summary plan description and any summary of material modifications issued subsequent to such summary plan description, (iii) the three most recently filed Form 5500's, including all attachments thereto, (iv) the most recently received Internal Revenue Service ("IRS") determination letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor the Subsidiaries have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

    (b) None of the Company, the Subsidiaries or any ERISA Affiliate has incurred any material liability under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full (other than liability for premiums to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA and no fact or event exists which could give rise to any such liability. No complete or partial termination, as defined in Section 411(d) of the Code has occurred within the six years preceding the date hereof with respect to any Company Benefit Plan, which was intended to be a plan qualified under Section 401 of the Code.

    (c) Within the six years preceding the date hereof, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Company Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or for which notice has been waived, or any event requiring notice to be provided under Section 4063(a) of ERISA.

    (d) Within the six years preceding the date hereof, the Company, the Subsidiaries or any ERISA Affiliate have not sponsored, funded or contributed to any benefit plan that is a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in Section 3(37) of ERISA. Within the six years preceding the date hereof, no Company Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code or Section 302 of ERISA. None of the Company, the Subsidiaries or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any entity other than the Company, the Subsidiaries or any ERISA Affiliate during the five-year period ending on the Effective Time.

    (e) Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code ("Qualified Plans") (i) has received a favorable determination letter from the Internal Revenue Service that such Plan is so qualified or (ii) is a standardized prototype plan the form of which has been approved by the Internal Revenue Service, and, except as disclosed on Schedule 3.13 of the Company

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Disclosure Letter, nothing has occurred with respect to the form or operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code, which loss or imposition would have a Material Adverse Effect.

    (f) None of the Company, the Subsidiaries nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Neither the Company nor any Subsidiaries is currently liable or has previously incurred any liability within the six years preceding the date hereof for any tax or penalty arising under Subtitle D, Chapter 43 of the Code or Section 502 of ERISA which liability would have a Material Adverse Effect, and, to the Company's knowledge, no fact or event exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any lien or requirement to post any such security.

    (g) To the Company's knowledge, all contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

    (h) The liabilities of each Company Benefit Plan that has been terminated or otherwise wound up have been fully discharged in compliance with applicable law.

    (i) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans which, either individually or in the aggregate, could result in a Material Adverse Effect.

    (j) There are no pending legal proceedings which have been asserted or instituted against any of the Company Benefit Plans, the assets of any such Plans or the Company or any ERISA Affiliate or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than ordinary and usual benefits claims).

    (k) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

    (l) Except as set forth on Schedule 3.13 of the Company Disclosure Letter, the Company and the Subsidiaries have never maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA, or comparable state law), and the Company, the Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

    (m) Other than as set forth in Schedule 3.13 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, retention bonus or golden parachute payment) becoming due to any director, independent contractor or employee of the Company or the Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

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    (n) The Company and the Subsidiaries are in compliance in all material respects with applicable laws and collective bargaining agreements with respect to all benefit plans contracts and arrangements covering non-U.S. Business Employees ("Non-U.S. Benefit Plans"). The Company and the Subsidiaries have no unfunded liabilities in violation of local law. All benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan. The Company and the Subsidiaries are not aware of any failure to comply with any applicable law which would or is reasonably likely to result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

    (o) There has been no (i) amendment to, written interpretation of or announcement (whether or not written) by the Company or the Subsidiaries relating to any Company Benefit Plan, or (ii) change in employee participation or coverage under any Company Benefit Plan (except as required by the terms of such Company Benefit Plan or applicable law), or (iii) change in premium rates under any Company Benefit Plan, that would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect of such Company Benefit Plan for the most recent plan year with respect to such Company Benefit Plan.

    3.14  Legal Proceedings, Etc.  Except as set forth in Schedule 3.14 of the Company Disclosure Letter, (i) there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body with respect to which there is reasonable likelihood of a determination which would have a Material Adverse Effect alone or in the aggregate, and (ii) the Company and the Subsidiaries are not subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body including, but not limited to, the SEC.

    3.15  Taxes.  Except as set forth in Schedule 3.15 of the Company Disclosure Letter, each of the following statements in Section 3.15 is true and correct: The Company and the Subsidiaries have duly filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined below) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and the Subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and the Company and the Subsidiaries have paid or, prior to the Effective Time will pay, all Taxes, interest and penalties (whether or not shown on such returns or reports) as due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. The Company has paid and will pay all installments of estimated taxes due on or before the Effective Time. All taxes and state assessments and levies which the Company and the Subsidiaries are required by law to withhold or collect have been withheld or collected and have been paid to the proper governmental authorities or are held by the Company for such payment. The Company and the Subsidiaries have paid or made adequate provision in accordance with GAAP in the financial statements of the Company for all Tax payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ending on or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company and the Subsidiaries have paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the financial statements have been established or which are being contested in good faith. The Company has not given nor been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes. To the Company's knowledge, within the past six years, no claim has been made by an authority in a jurisdiction in which the Company has not filed Tax returns that it is or may be subject to taxation by that jurisdiction. There are no claims or assessments pending against the Company or the Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing, of any proposed Tax claims or

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assessments against the Company or the Subsidiaries. There is no existing tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date. The Company has never been part of an affiliated group filing consolidated federal (or other) income tax returns (other than as a parent of such affiliated group) and has no liability for Taxes of any other entity (i) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. "Tax or Taxes" shall mean all taxes, levies or other assessments of whatever kind, including, without limitation, income, excise, property, sales, transfer, gross receipts, employment, withholding, import and franchise taxes and customs duties imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

    3.16  Material Agreements.  The Company has made available to the Parent true and accurate copies of any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any SEC Report (the "Company Material Contracts"). All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or the Subsidiaries in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law. Except as set forth in Schedule 3.16 of the Company Disclosure Letter, no consent of any person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for consents the absence of which would not have a Material Adverse Effect, and neither the Company nor the Subsidiaries is in material violation or breach of or default under any such Company Material Contract; nor to the Company's knowledge is any other party to any such Company Material Contract in violation or breach of or default under any such Company Material Contract.

    3.17  Compliance with Law.  The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for them to own, lease and operate their properties and assets and to carry on their businesses substantially as now conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Material Adverse Effect (the "Company Permits"). The Company and the Subsidiaries and their properties and assets are in material compliance with applicable laws and the terms of the Company Permits. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, the Company has not received any written, or to the Company's knowledge, oral notice that the business operations of the Company and the Subsidiaries are being conducted in violation of any law, ordinance or regulation of any governmental entity.

    3.18  Insider Interests.  The SEC Reports set forth all material contracts, agreements with and other obligations to officers, directors and employees or shareholders of the Company and the Subsidiaries. Except as set forth in the SEC Reports, no officer or director of the Company or the Subsidiaries, and no entity controlled by any such officer or director, and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is or, within the past three years, was engaged in business other than on an arm's-length basis as, a competitor, lessor, lessee, customer or supplier of the Company or the Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property material to the conduct of the business that the Company or the Subsidiaries use in the conduct of its business.

    3.19  Officers, Directors and Employees.  Schedule 3.19 of the Company Disclosure Letter sets forth the name and current compensation of each officer, director or employee of the Company and

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the Subsidiaries whose current annual rate of compensation from the Company or the Subsidiaries (including bonuses but excluding commission-only compensation) exceeds $100,000.

    3.20  Environmental Protection.  Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Company and the Subsidiaries have obtained all material permits, certificates, licenses, approvals and other authorizations (collectively Environmental Permits") relating to health, safety, sanitation, pollution or protection of the environment, including those relating to emissions, discharges, releases of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Environmental Permits are in full force and effect and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Company and the Subsidiaries are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable foreign, federal, state or local environmental health and safety laws, regulations or codes, or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against the Company ("Pertinent Environmental Laws"). Except as set forth in Schedule 3.20 of the Company Disclosure Letter, to the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices or incidents which, with the passage of time or the giving of notice, or both, would constitute a material violation of Pertinent Environmental Law or contract, lease or agreement with any third party, or noncompliance with any Environmental Permit, or which may prevent substantial compliance or continued substantial compliance with Pertinent Environmental Laws, or which may give rise to any material common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding or governmental investigation. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Company's knowledge, threatened against the Company or the Subsidiaries relating in any way to any Pertinent Environmental Laws. There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any foreign, federal, state or local court, governmental agency or authority which require any material change in the present use, operation or condition of the Real Property or, pursuant to applicable Pertinent Environmental Laws, any material work, repairs, construction, containment, cleanup, investigation, removal or other remedial action or material capital expenditure.

    3.21  Brokers and Finders.  Other than Gerard Klauer Mattison & Co., Inc. (the "Financial Advisor"), neither the Company nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein.

    3.22  Voting Requirements.  The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Shares outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

    3.23  Board Approval.  The Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) subject to its fiduciary obligations (as determined in the good faith judgment of the

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Board, based as to legal matters, on the advice of legal counsel) under applicable law, recommended that the shareholders of the Company approve this Agreement and the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at the Shareholders' Meeting. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will, after receiving the stockholder approval at the Special Meeting, be impeded by or subject to any "fair price," "merger moratorium," "control share acquisition" or other anti-takeover provisions of Minnesota law.

    3.24  Labor Matters.

    (a) Except as set forth in Schedule 3.24 of the Company Disclosure Letter, (i) there are, and during the past five years there have been, no labor strikes, disputes, slowdowns, lockouts, representation campaigns or work stoppages with respect to employees of the Company pending or, to the Company's knowledge, threatened by or against or affecting the Company, (ii) there are no grievance or arbitration proceedings pending, or to the Company's knowledge, threatened by or against or affecting the Company arising out of collective bargaining agreements to which the Company is a party (other than informal grievances), (iii) neither the Company nor any Subsidiary is engaged in any unfair labor practice (as defined by the National Labor Relations Act), and there are no unfair labor practice complaints pending or, to the Company's knowledge, threatened against the Company, and, to the Company's knowledge, there are, and during the past five years there have been, no activities or proceedings of any labor union to organize any such employees and no question concerning representation exists respecting such employees, (iv) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, (v) to the Company's knowledge, the Company is currently in substantial compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental entity and has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, (vi) the Company has paid in full to all their respective employees or adequately accounted for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, (viii) there is no material claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Company's knowledge, threatened before any governmental entity with respect to any persons currently employed by the Company, (viii) the Company is not a party to any consent decree with any governmental entity relating to employees or employment practices, (ix) there is no material Occupational Safety and Health Commission charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the Company's knowledge, threatened with respect to the Company, and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, is now pending or, to the Company's knowledge, threatened against the Company before the United States Equal Employment Opportunity Commission, or any other governmental entity in any jurisdiction in which the Company has employed or currently employs any person.

    (b) Schedule 3.24 of the Company Disclosure Letter lists all individual employment agreements between the Company or the Subsidiaries and one or more employees. The Company has heretofore delivered to the Parent true, correct and complete copies of all such employment agreements with its employees. All employment agreements to which the Company or the Subsidiaries is a party are, in all material respects, valid and binding.

    3.25  Opinion of Financial Advisor.  The Company has received the opinion of the Financial Advisor, dated the date hereof, to the effect that, as of such date, the consideration to be received for

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the Shares pursuant to the Merger is fair to the holders of such Shares from a financial point of view, a copy of which opinion has been delivered to Parent. The Company has been authorized by the Financial Advisor to permit inclusion of such opinion (and reference thereto) in the Proxy Statement.

    3.26  No Additional Representations.  The Company acknowledges that neither Parent, Purchaser nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Purchaser except as expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

    The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that:

    4.01  Corporation Organization.  The Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota. The Parent and the Purchaser each has all requisite power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted. Each of the Parent and the Purchaser has delivered to the Company complete and correct copies of its Certificate or Articles of Incorporation and By-Laws, as applicable, as in effect on the date hereof.

    4.02  Authorized Capital.  The authorized capital stock of the Purchaser consists of 100 shares of Common Stock, par value $.01 per share, of which one share is outstanding and owned by the Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

    4.03  Corporation Authority.  Each of the Parent and the Purchaser has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance by the Parent and the Purchaser of its obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate proceeding on the part of the Parent or the Purchaser is necessary for the execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of its obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

    4.04  No Prior Activities.  The Purchaser has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

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    4.05  Governmental Filings; No Violations.

    (a) Other than the filing of the Articles of Merger in accordance with the BCA, the Restated Articles of Incorporation, no notices, reports or other filings are required to be made by the Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

    (b) Neither the execution and delivery of this Agreement by the Parent or the Purchaser nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby nor compliance by the Parent or the Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of its Certificate or Articles of Incorporation or By-Laws, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Parent or the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) require the creation or imposition of any lien upon or with respect to the properties of the Parent or the Purchaser or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of its properties or assets, excluding from the foregoing clauses (iii) and (iv) violations, breaches or defaults which in the aggregate, would neither have a material adverse effect on the business, financial condition or operations of the Parent or the Purchaser nor prevent, materially delay or materially burden the transactions contemplated by this Agreement.

    4.06  Brokers and Finders.  Neither the Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein.

    4.07  Proxy Statement; Other Information.  None of the information to be supplied by and relating to the Parent or the Purchaser for inclusion or incorporation in the Proxy Statement or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by the Parent or the Purchaser will, at the time of the mailing of the Proxy Statement and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.08  Ownership of Company Capital Stock.  As of the date of this Agreement, neither the Parent, the Purchaser nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of capital stock of the Company.

    4.09  Financing.  Parent has commitments from creditworthy financial institutions to provide, and at the Effective Time Parent will have, all funds necessary to pay the Merger Consideration and to perform its obligations hereunder.

    4.10  No Additional Representations.  Parent and Purchaser acknowledge that neither the Company, any Subsidiary nor any other person has made any representation or warranty, express or

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implied, as to the accuracy or completeness of any information regarding the Company except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

    5.01  Conduct of Business of the Company.  Except as contemplated by this Agreement or as otherwise agreed by the Parent in writing, during the period from the date of this Agreement to the Effective Time, each of the Company and the Subsidiaries will conduct its business and operations only in the ordinary and usual course of business consistent with past practice (paying accounts payable only when due or when customarily paid) and will seek to preserve intact the current business organization, and preserve its relationships with customers, suppliers and others having business dealings with the Company to the end that the goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement, prior to the Effective Time, without the advance written consent of the Parent, neither the Company nor any of the Subsidiaries will:

    (a) Except to the extent required by applicable law, amend its Articles of Incorporation or By-Laws;

    (b) (i) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases or other capital expenditures, except indebtedness for borrowed money incurred in the ordinary course of business, provided that the proceeds thereof are not distributed to the shareholders of the Company; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company may endorse negotiable instruments in the ordinary course of business consistent with past practice;

    (c) Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

    (d) Issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any shares of its capital stock, except in any case above pursuant to Section 2.05 with respect to the Options or pursuant to Section 2.06 with respect to the ESPP;

    (e) (i) Increase the rate of compensation payable or to become payable by the Company to its directors, officers or employees, whether by salary or bonus, or (ii) increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

    (f) Enter into any agreement, commitment or transaction, except agreements, commitments or transactions in the ordinary course of business consistent with past practice;

    (g) Sell, transfer, mortgage, pledge, grant any security interest or knowingly permit the imposition of any lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except pursuant to the Credit and Security Agreement between the Company, the Subsidiaries and Wells Fargo Bank Minnesota, N.A. dated as of September 8, 1999, amended by agreements dated November 1, 2000 and May 18, 2001.

    (h) Knowingly waive any right under any contract or other agreement identified in the Company Disclosure Letter if such waiver would have a Material Adverse Effect;

    (i) Except as required by GAAP, the SEC or applicable law, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies

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or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

    (j) Make any loan or advance to any of its shareholders, officers, directors, employees or make any other loan or advance to any other person or group;

    (k) Terminate or fail to renew any contract including, all current insurance policies, or other agreements (excluding customer leases or contracts), the termination or failure of which to renew would have a Material Adverse Effect;

    (l) Enter into any collective bargaining agreement;

    (m) Knowingly take, agree to take, or permit to be taken any action, or knowingly do or, with respect to anything within the Company's control, permit to be done anything in the conduct of its business which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company to be or become untrue in any material respect;

    (n) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole;

    (o) Make any Tax election that would reasonably be expected to have a Material Adverse Effect or settle or compromise any material Tax liability;

    (p) Settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $50,000 individually, or $100,000 in the aggregate, which is not subject to insurance reimbursement without the prior written consent of the Parent; or

    (q) Agree to do any of the foregoing.

    5.02  Notification of Certain Matters.  The Company shall give prompt notice to the Parent of: (a) any written, or to the Company's knowledge, oral notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) any written, or to the Company's knowledge, oral notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (c) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened or involving the Company or the Subsidiaries, or any of their respective properties or assets, which, if pending on the date hereof, would have been required to have been disclosed in the Company Disclosure Letter pursuant to the provisions of Section 3.14; and (d) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

    5.03  Access to Information.  Between the date of this Agreement and the Effective Time, the Company will (i) give the Parent and the Parent's authorized representatives access the Parent shall reasonably request to all of its books, records (including, without limitation, the work papers of the Company's outside accountants), contracts, commitments, plants, offices and other facilities and properties, and its personnel (provided all contacts with Company personnel shall be coordinated through the Company's Chief Executive and/or Chief Financial Officers), representatives, accountants and agents (including prospective lenders); (ii) permit the Parent to make such inspections thereof as it may reasonably request (including, without limitation, observing the Company's physical inventory of its assets), (iii) cause its officers and advisors to furnish to the Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any), as the Parent may from time to time reasonably request, and (iv) permit the Parent's

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accountants to conduct such confirmation and testing procedures with respect to the Company's receivables as the Parent and the Company reasonably agree; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. Notwithstanding the foregoing, the Company shall not be required to provide Parent with minutes of the Board of Directors related to any Acquisition Proposal. Any and all information disclosed by or on behalf of the Company to the Parent or the Parent's authorized representatives in accordance with this Section 5.03 shall be subject to the terms of the Confidentiality Agreement, between the Company and the Parent (the "Confidentiality Agreement").

    5.04  Shareholders' Meeting.  Subject to the requirements of Section 5.13, the Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-Laws, to convene the Shareholders' Meeting as promptly as reasonably practicable after the date on which the definitive Proxy Statement has been mailed to the Company's shareholders for the purpose of considering and taking action upon the Merger and this Agreement. Subject to the fiduciary obligations of the Board (as determined in the good faith judgment of the Board, based as to legal matters, on the advice of legal counsel) under applicable law and except as otherwise contemplated by this Agreement, the Company shall, through the Board, recommend to its shareholders approval of the Merger and this Agreement.

    5.05  Proxy Statement.  The Parent and the Company shall, as promptly as possible, prepare and, subject to the requirements of Section 5.13, file with the SEC the Proxy Statement, and forms of proxy in connection with the vote of the Company's shareholders with respect to the Merger and this Agreement and any required Other Filings. The Company and the Parent shall each use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date contemplated by Section 1.07. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company.

    5.06  Further Information.  The Company and the Parent shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including the Company, the Parent or the Purchaser receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.07  Further Assurances.  Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

    5.08  Interim Financial Statements.  (a) Within 30 days after the end of each quarter and 90 days after the end of any fiscal year after the date of this Agreement, and until the Effective Time, the Company will deliver to the Parent its Form 10-Q's or 10-K's, as the case may be, for such quarter or year. The financial statements contained therein shall fairly present in all material respects their respective financial condition, results of operations and cash flows as at the date or for the periods indicated in accordance with GAAP consistently applied in accordance with past practice, shall be prepared in conformity with the requirements of Regulation S-X under the Exchange Act.

    (b) Within fifteen (15) days of the end of each month until the Effective Time, the Company will provide the Parent with copies of management financial information customarily provided to the Company's executive management.

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    5.09  Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use their commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its commercially reasonable best efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Without limiting the generality of the foregoing, the Company, the Parent and the Purchaser will defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. From time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to the Parent as the Parent may reasonably request in order to consummate such transactions. From time to time after the date hereof, without further consideration, the Parent will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the Merger.

    5.10  Company Expenses.  At the Closing, Parent shall provide all necessary funds and shall cause the Surviving Corporation to pay all fees and expenses and other amounts due to the Company's legal counsel, Financial Advisor and outside auditors. Set forth in Schedule 5.10 of the Company Disclosure Letter is a list of all such payments together with an estimate of the amounts which will be due at the Effective Time.

    5.11  Public Announcements.  The initial press release relating to the transactions contemplated hereby shall be a joint press release, and thereafter the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or with the Nasdaq Stock Market.

    5.12  Indemnity.

    (a) The Parent shall cause all rights to indemnification by the Company now existing in favor of each present and former director or officer of the Company (hereinafter referred to in this Section as the "Indemnified Parties") as provided in the Company's Articles of Incorporation, By-Laws or indemnification agreements to survive the Merger and to continue in full force and effect as rights to indemnification by the Surviving Corporation for a period of at least six years following the Effective Time.

    (b) Subject to the terms set forth herein, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director or officer (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a

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period of six years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those Indemnified Parties who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy on terms no less favorable to such Indemnified Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

    (d) The covenants contained in this Section 5.12 shall survive the Effective Time until fully discharged and are intended to benefit each of the Indemnified Parties and the heirs and representatives of such persons. Parent will not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.12.

    5.13  Other Potential Bidders.  The Company, its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to the acquisition of or an investment in the Company, whether in the form of a merger, amalgamation, consolidation, share exchange, recapitalization, business combination, purchase of stock, acquisition of assets, joint venture, strategic alliance or otherwise (an "Acquisition Proposal"). Neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; provided, however, that if at any time prior to the Effective Time, the Company receives an unsolicited written, bona fide Acquisition Proposal from a third party, the Board may, but only if, in the good faith judgment of the Board, based as to legal matters, on the advice of legal counsel, the Board determines that the failure to do so would be inconsistent with the discharge of its fiduciary duties to the Company's shareholders under applicable law, proceed with discussions regarding such Acquisition Proposal and (a) furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements substantially the same as the Confidentiality Agreement, and (b) participate in discussions and negotiate with such entity or group concerning any Acquisition Proposal. Notwithstanding the foregoing, the Company shall immediately advise the Parent and the Purchaser orally and in writing of the receipt of any Acquisition Proposal, the material terms and conditions thereof and the identity of the person making such proposal and shall immediately provide the Parent and the Purchaser with a copy of the same and advise Parent of any material developments with respect thereto. Without limiting the foregoing, it is understood that any violation of the preceding restrictions set forth in this Section 5.13 by any executive officer of the Company or any of the Subsidiaries, shall be deemed to be a breach of this Section 5.13 by the Company. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and the Subsidiaries and any investment banker or other advisor or representatives

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retained by the Company are aware of the restrictions set forth in the preceding sentences, and the Company hereby represents that the Board has adopted resolutions directing the officers, directors and employees of the Company and the Subsidiaries to comply with such restrictions.

    5.14  Shareholder Litigation.  In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated by this Agreement, the Company shall keep the Parent and the Purchaser and any counsel which either the Parent or the Purchaser may retain at its own expense, informed of the status of such litigation.

ARTICLE VI

CONDITIONS TO THE MERGER

    6.01  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, to the extent not waived at or prior to the Closing:

    (a) This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company; and

    (b) No order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

    6.02  Conditions to the Obligations of the Parent and the Purchaser to Effect the Merger.  The obligation of the Purchaser and the Parent to effect the Merger shall be further subject to satisfaction of the following conditions, unless waived by the Parent:

    (a) the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time, the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date) and the Parent and the Purchaser shall have received a certificate of an authorized officer of the Company to that effect;

    (b) Since the date of the Agreement, except as disclosed in the Company Disclosure Letter, there shall have been no change in the business, operations, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, which has had a Material Adverse Effect;

    (c) the Company shall not have received notices of election to dissent pursuant to Section 302A.473 of the BCA from shareholders who, in the aggregate, own 10% or more of the Shares;

    (d) the Company shall have amended its Rights Agreement, dated March 15, 1996 by and between the Company and Wells Fargo Bank Minnesota, N.A. in form reasonably acceptable to Parent; and

    (e) the amounts outstanding under the Company's revolving credit agreement with Wells Fargo Bank Minnesota, N.A. shall not exceed $2.365 million, plus the amount of any accounts receivable due from Parent or any affiliates of Parent.

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    6.03  Conditions to the Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by each of them at or prior to the Effective Time, and the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true when made and at and as of the Effective Time (except for representations and warranties made as of a specified date, which need only be true as of such date) as if made at and as of such time, and the Company shall have received a certificate of an authorized officer of the Parent and the Purchaser to that effect.

ARTICLE VII

CLOSING

    7.01  Time and Place.  The closing of the Merger (the "Closing") shall take place at the offices of Hodgson Russ LLP, Toronto, Ontario at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VII is satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

    7.02  Filings at the Closing.  At the Closing, the Purchaser shall cause the Articles of Merger to be filed and recorded with the Secretary of State of the State of Minnesota in accordance with the provisions of Section 302A.615 of the BCA, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

    8.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time: (a) by mutual written consent of the Parent, the Purchaser and the Company; (b) by the Parent and the Purchaser or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger shall not have been consummated by November 30, 2001; (c) by the Company if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made an Acquisition Proposal that the Board by a majority vote, determines in its good faith judgment and in the discharge of its fiduciary duties, is more favorable to the Company's shareholders than the Merger; (d) by the Parent and the Purchaser prior to the Effective Time, if (i) there shall have been a breach of any representation or warranty on the part of the Company such that the condition with respect to representations and warranties set forth in Section 6.02(a) shall not be satisfied, (ii) there shall have been a breach of any covenant or agreement on the part of the Company such that the condition with respect to covenants and agreements set forth in Section 6.02(a) shall not be satisfied, or (iii) the Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing and on or prior to such date an entity or group (other than the Parent or the Purchaser) shall have made and not withdrawn an Acquisition Proposal; or (e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of the Parent or the Purchaser such that the condition with respect to representations and warranties set forth in Section 6.03 shall not be satisfied or (ii) there shall have been a breach of any covenant or agreement on the part of the Parent

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or the Purchaser such that the condition with respect to covenants and agreements set forth in Section 6.03 shall not be satisfied.

    8.02  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provision of this Section 8.02 and 8.03 hereof. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful or intentional breach of this Agreement.

    8.03  Fees and Expenses.

    (a) In the event the Company terminates this Agreement pursuant to Section 8.01(c) or the Parent or the Purchaser terminates this Agreement pursuant to Section 8.01(d) or the condition set forth in Section 6.01(a) is not satisfied, the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all reasonable out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, attorneys' and accountants fees, filing fees and printing costs), up to an aggregate maximum of $250,000.

    (b) In the event the Company terminates this Agreement pursuant to Section 8.01(e), the Parent shall reimburse the Company and its affiliates (not later than one business day after submission of statements therefor) for all out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, attorneys' and accountants' fees and expenses, investment bankers' fees and expenses, filing fees and printing costs), up to an aggregate maximum of $400,000.

    (c) In addition to subsection (a) above, in the event the Company terminates this Agreement pursuant to Section 8.01(c) or in the event the Parent or the Purchaser terminates this Agreement pursuant to Section 8.01(d)(iii), the Parent and the Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Parent and the Purchaser for such damages, the Company shall pay to the Purchaser, immediately upon such termination, by wire transfer of immediately available funds to an account designated by the Purchaser, the amount of $500,000 as liquidated damages, as well as all amounts to which the Parent and the Purchaser would be entitled pursuant to Section 8.03(a). It is specifically agreed that the amount to be paid pursuant to this Section 8.03(c) represents liquidated damages and not a penalty.

    (d) Except as specifically provided in this Section 8.03 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

    9.01  Survival of Representations and Warranties.  The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

    9.02  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties except that after approval of the Merger by the shareholders, the Merger Consideration to be paid pursuant to this Agreement to the holders of

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Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

    9.03  Waiver of Compliance; Consents.  At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of the Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.03.

    9.04  Counterparts.  This Agreement may be executed in any number of counterparts (including execution of counterparts by facsimile) each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    9.05  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts of laws rules.

    9.06  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent or the Purchaser, to:
Gen-X Sports Inc. 25 Vanley Crescent Toronto, Ontario M3J 2B7 Attention: Kenneth J. Finkelstein, Chairman and CFO Telephone: (416) 630-4996 Telecopy: (416) 630-5624
With a copy to:
Hodgson Russ LLP 1800 One M&T Plaza Buffalo, New York 14203 Telephone: (716) 848-1454 Telecopy: (716) 849-0349 Attention: Joseph P. Galda, Esq.
(b)	if to the Company, to:
First Team Sports, Inc. 1201 Lund Boulevard Anoka, MN 55303 Telephone: (763) 576-3547 Telecopy: 763-576-3587 Attention: John J. Egart, President & CEO

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With a copy to:
Fredrikson & Bryon, P.A. 900 Second Avenue South Suite 1100, International Centre Minneapolis, MN 55402 Telephone: (612) 347-7059 Telecopy: 612-347-7077 Attention: Thomas R. King, Partner

    9.07  Entire Agreement, Assignment, Etc.  This Agreement, which hereby incorporates the Company Disclosure Letter, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, except for Section 5.12, is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto except that the Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned Subsidiaries of the Parent without the prior written consent of the Company.

    9.08  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    9.09  Headings.  The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not effect in any way the meaning or interpretation of this Agreement.

    9.10  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FIRST TEAM SPORTS, INC.
By:	/s/ JOHN J. EGART John J. Egart President and CEO
GEN-X SPORTS INC.
By:	/s/ KENNETH J. FINKELSTEIN Kenneth J. Finkelstein Chairman and CFO
FTS MERGER CORP.
By:	/s/ KENNETH J. FINKELSTEIN Kenneth J. Finkelstein CFO, Secretary and Treasurer

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APPENDIX B

PLAN OF MERGER
OF
FTS MERGER CORP.
INTO
FIRST TEAM SPORTS, INC.

ARTICLE 1

NAMES OF CONSTITUENT CORPORATIONS

    1.01  Constituent Corporations.  The names of the Constituent Corporations are FTS Merger Corp., a Minnesota corporation (the "Purchaser"), and First Team Sports, Inc., a Minnesota corporation (the "Company"). The Purchaser is a wholly-owned subsidiary of Gen-X Sports, Inc., a Delaware corporation (the "Parent"). The Constituent Corporations shall be combined by the merger of the Purchaser with and into the Company as the Surviving Corporation (the "Merger"), pursuant to the applicable provisions of the Minnesota Business Corporation Act (the "BCA").

ARTICLE 2

THE MERGER

    2.01  The Merger.  At the Effective Time (as defined below), the Parent shall cause the Purchaser to merge with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall, following the Merger, be governed by the laws of the State of Minnesota, and the separate corporate existence of the Company shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the BCA.

    2.02  Effective Time.  The Merger shall be effective upon the filing with the Minnesota Secretary of State of Articles of Merger including this Plan of Merger and such other documents as are required by the BCA to be filed with the Secretary of State of Minnesota. The Merger shall become effective as of the date and at the time the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, and such time is hereinafter referred to as the "Effective Time."

    2.03  Articles of Incorporation.  At the Effective Time, the of Articles of Incorporation of the Company shall be amended and restated in their entirety to read substantially as set forth on Annex A hereto (the "Restated Articles"), and such amended and restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

    2.04  By-Laws.  At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to read substantially as set forth on Annex B hereto and such amended and restated By-Laws shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

    2.05  Directors and Officers.  At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Restated Articles and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the

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Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    2.06  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of the Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of the Agreement.

ARTICLE 3

CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

    3.01  Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

    (a) Each share of Common Stock, par value $.01 per share of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares held by shareholders exercising appraisal rights pursuant to Sections 302A.471 and 302A.473 of the BCA (the "Dissenting Shareholders")) shall be converted into and represent the right to receive, without interest, an amount in cash equal to $1.76 (the "Merger Consideration") upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the "Certificates"); provided, however, that the aggregate Merger Consideration (including cash payments upon cancellation of options and payments to the participants in the ESPP (as herein defined) shall not exceed the sum of $10,615,000, plus the aggregate amount of proceeds received by the Company between the date hereof and the Effective Time from the exercise of options to purchase Shares which are outstanding on the date hereof. In the event the aggregate payments otherwise payable to shareholders, option holders and participants in the ESPP exceed such sum, proportionate adjustments to the per Share Merger Consideration shall be made. All references in this Agreement to "$" or "dollar" refer to the lawful currency of the United States of America. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.02.

    (b) Each share of Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of Common Stock, no par value per share, of the Surviving Corporation.

    3.02  Exchange of Certificates; Paying Agent.

    (a) At the Effective Time, the Parent shall pay to, or cause the Purchaser or the Surviving Corporation to pay to the bank or trust company which the Parent has selected, which bank or trust company shall be reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") in immediately available funds an amount necessary for the payment of the aggregate Merger Consideration (the "Funds") upon surrender of Certificates pursuant to Section 3.01, it being

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understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct.

    (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares, a letter of transmittal and instructions for use in effecting the surrender of Certificates representing Shares, in exchange for payment in cash therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 3.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

    (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

    (d) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

    (e) Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article 3 would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    3.03  Dissenters' Rights.  Shares that have not been voted in favor of the approval of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 302A.471 and 302A.473 of the BCA (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Shares shall represent the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Minnesota unless and until the holder of such Dissenting Shares withdraws such holders' demand for such appraisal or becomes ineligible for

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such appraisal. If a holder of Dissenting Shares shall withdraw such holder's demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 3.01(a). The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    3.04  Transfer of Shares After the Effective Time.  No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration set forth in Section 3.01.

    3.05  Options.

    (a) As to outstanding options to purchase Common Stock under the Company's 1987 Stock Option Plan (the "1987 Plan") and the Company's 1994 Stock Option and Incentive Compensation Plan (the "1994 Plan"):

      (i)  Not later than 30 days prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of outstanding options to purchase Common Stock under the 1987 Plan and the 1994 Plan stating that such options: (A) shall become exercisable in full as to the aggregate number of shares subject thereto at the Effective Time, (B) if not exercised before or as of the Effective Time, shall terminate and be cancelled as of the Effective Time, and (C) may be exercised on a net basis pursuant to Subsection (a)(ii) below.

      (ii) The Company shall permit each holder of an outstanding option to purchase Common Stock under the 1987 Plan and the 1994 Plan who desires to exercise all or any portion of such option following receipt of the Option Notice to exercise such option prior to the Effective Time or, to the extent such options would not be exercisable but for the Merger, such exercises may be made contingent on the Merger becoming effective. The Company shall offer to all holders of such options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at and subject to, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such option over (B) the aggregate exercise price of all such shares of Common Stock subject to such option. The aggregate amount payable pursuant to this paragraph (a)(ii) is hereinafter referred to as the "Option Cash-Out Amount."

      (iii) Each outstanding option to purchase Common Stock under the 1987 Plan and the 1994 Plan which is not exercised prior to or as of the Effective Time shall, by its terms and by virtue of the Merger, and without any action on the part of the holder thereof, terminate and be cancelled as of the Effective Time.

    (b) As to outstanding options to purchase Common Stock under the Company's 1990 Nonqualified Stock Option Plan, the Company and Parent shall use commercially reasonable efforts to cause the holders of such options to acknowledge that such options shall terminate upon the Effective Time.

    (c) Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of an option under the 1987 Plan or the 1994 Plan that is outstanding at the Effective Time and has a per share exercise price less than the Merger Consideration (i) a letter of transmittal (which shall

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be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in receiving the Option Cash-Out Amount in respect of such options. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing such options surrendered thereby, to the Paying Agent, the holders of such options shall be entitled to receive the Option Cash-Out Amount in respect of such options pursuant to this Section 3.05.

    3.06  ESPP.  The Company shall take all actions necessary to terminate the Company's Employee Stock Purchase Plan ("ESPP") effective as of the date of the Agreement. Promptly thereafter, but prior to the Effective Time, the Company shall refund to participants, without interest, all accumulated payroll deductions credited to participant's accounts under the ESPP for the phase commencing June 1, 2001. Notwithstanding the foregoing, if the Merger contemplated by this Agreement does not occur, the termination of the ESPP shall be rescinded, and the next phase shall commence on November 1, 2001, pursuant to the terms of the ESPP.

ARTICLE 4

GENERAL PROVISIONS

    4.01  Certain Effects of the Merger.  As of the Effective Time, the Company, as the Surviving Corporation, shall succeed to and possess all the rights, privileges, powers, immunities, franchises, concessions, certificates and authority, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and every interest therein, and all other choses in action of or belonging to either of the Constituent Corporations on whatever account shall be vested in the Company as the Surviving Corporation, without any further act or deed; and all property, assets, rights, privileges, powers, immunities, franchises, concessions, certificates and authority shall be thereafter as effectively the property of the Company, as the Surviving Corporation, as they were or would be of the Constituent Corporations or either of them; and title to any real estate or any interest therein vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

    4.02  Rights and Duties of Surviving Corporation.  The Company, as the Surviving Corporation, shall be responsible and liable for all the debts, liabilities, duties and obligations of each of the Constituent Corporations, and as of the Effective Time all such debts, liabilities, duties and obligations shall attach to the Company, as the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been originally incurred or contracted by it; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place; or the Company, as the Surviving Corporation, may be substituted in its place; and neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the merger.

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ANNEX A

RESTATED ARTICLES OF INCORPORATION

OF

FIRST TEAM SPORTS, INC.

Under Section 302A of the
Minnesota Statutes

    This amendment restates the articles in their entirety and supersedes the original articles and all amendments to the original articles.

ARTICLE 1—NAME

    1.1) The name of the corporation shall be First Team Sports, Inc.

ARTICLE 2—REGISTERED OFFICE

    2.1) The registered office of the corporation is located at 1201 Lund Boulevard, Anoka, Minnesota 55303.

ARTICLE 3—CAPITAL STOCK

    3.1) Authorized Shares. The aggregate number of shares the corporation has authority to issue shall be 1,000 common shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation.

    3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

    3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

ARTICLE 4—RIGHTS OF SHAREHOLDERS

    4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

    4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

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ARTICLE 5—DIRECTORS

    5.1) Names. The names of the persons constituting the Board of Directors are as follows:

    James Salter
    Kenneth J. Finkelstein

    5.2) Written Action by Directors. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

ARTICLE 6—LIMITATION OF DIRECTOR LIABILITY

    6.1) To the fullest extent permitted by Section 302A of the Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE 7—MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

    7.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 8—AMENDMENT OF ARTICLES OF INCORPORATION

    8.1) Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

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ANNEX B

    Adopted:            , 2001

AMENDED AND RESTATED

BYLAWS

OF

FIRST TEAM SPORTS, INC.

ARTICLE 1.

OFFICES

    1.1) Offices. The address of the registered office of the corporation shall be designated in the Articles of Incorporation, as amended from time to time. The principal executive office of the corporation shall be located at 1201 Lund Boulevard, Anoka, Minnesota 55303, and the corporation may have offices at such other places within or without the State of Minnesota as the Board of Directors shall from time to time determine or the business of the corporation requires.

ARTICLE 2.

MEETINGS OF SHAREHOLDERS

    2.1) Regular Meetings. Regular meetings of the shareholders of the corporation entitled to vote shall be held on an annual or other less frequent basis as shall be determined by the Board of Directors or by the chief executive officer; provided, that if a regular meeting has not been held during the immediately preceding 15 months, a shareholder or shareholders holding three percent (3%) or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to the chief executive officer or chief financial officer of the corporation. At each regular meeting, the shareholders, voting as provided in the Articles of Incorporation and these Bylaws, shall elect qualified successors for directors who serve for an indefinite term or for directors whose terms have expired or are due to expire within six months after the date of the meeting, and shall transact such other business as shall come before the meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders entitled to vote are present in person or by proxy and none of them objects to such designation.

    2.2) Special Meetings. Special meetings of the shareholders entitled to vote may be called at any time by the Chairman of the Board, the chief executive officer, the chief financial officer, two or more directors, or a shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote who shall demand such special meeting by giving written notice of demand to the chief executive officer or the chief financial officer specifying the purposes of the meeting.

    2.3) Meetings Held Upon Shareholder Demand. Within thirty (30) days after receipt by the chief executive officer or the chief financial officer of a demand from any shareholder or shareholders entitled to call a regular or special meeting of shareholders, the Board of Directors shall cause such meeting to be called and held on notice no later than ninety (90) days after receipt of such demand. If the Board of Directors fails to cause such a meeting to be called and held, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 2.5 hereof at the expense of the corporation.

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    2.4) Place of Meetings. Meetings of the shareholders shall be held at the principal executive office of the corporation or at such other place, within or without the State of Minnesota, as is designated by the Board of Directors, except that a regular or special meeting called by or at the demand of a shareholder shall be held in the county where the principal executive office of the corporation is located.

    2.5) Notice of Meetings. Except as otherwise specified in Section 2.6 or required by law, a written notice setting out the place, date and hour of any regular or special meeting shall be given to each holder of shares entitled to vote not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting; provided, that notice of a meeting at which there is to be considered a proposal (i) to dispose of all, or substantially all, of the property and assets of the corporation or (ii) to dissolve the corporation shall be given to all shareholders of record, whether or not entitled to vote; and provided further, that notice of a meeting at which there is to be considered a proposal to adopt a plan of merger or exchange shall be given to all shareholders of record, whether or not entitled to vote, at least fourteen (14) days prior thereto. Notice of any special meeting shall state the purpose or purposes of the proposed meeting, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.

    2.6) Waiver of Notice. A shareholder may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a shareholder is a waiver of notice of that meeting unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not be lawfully considered at such meeting and does not participate in the consideration of the item at such meeting.

    2.7) Quorum and Adjourned Meeting. The holders of a majority of the voting power of the shares entitled to vote at a meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any regular or special meeting of shareholders. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of shares entitled to vote shall be represented. At such adjourned meeting at which the required amount of shares entitled to vote shall be represented, any business may be transacted which might have been transacted at the original meeting.

    2.8) Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. Each shareholder shall have one (1) vote for each share having voting power standing in each shareholder's name on the books of the corporation except as may be otherwise provided in the terms of the share. Upon the demand of any shareholder, the vote for directors or the vote upon any question before the meeting shall be by ballot. All elections shall be determined and all questions decided by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute or the Articles of Incorporation.

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    2.9) Order of Business. The suggested order of business at any regular meeting and, to the extent appropriate, at all other meetings of the shareholders shall, unless modified by the presiding chairman, be:

  1.
  Call of roll
  2.
  Proof of due notice of meeting or waiver of notice
  3.
  Determination of existence of quorum
  4.
  Reading and disposal of any unapproved minutes
  5.
  Reports of officers and committees
  6.
  Election of directors
  7.
  Unfinished business
  8.
  New business
  9.
  Adjournment.

ARTICLE 3.

DIRECTORS

    3.1) General Powers. Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote, the business and affairs of the corporation shall be managed by or under the direction of a Board of Directors.

    3.2) Number, Term and Qualifications. The Board of Directors shall consist of one or more members. At each regular meeting, the shareholders shall determine the number of directors; provided, that between regular meetings the authorized number of directors may be increased or decreased by the shareholders or increased by the Board of Directors. Each director shall serve for an indefinite term that expires at the next regular meeting of shareholders, and until such director's successor is elected and qualified, or until such director's earlier death, resignation, disqualification, or removal as provided by statute.

    3.3) Vacancies. Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum; provided, that newly created directorships resulting from an increase in the authorized number of directors shall be filled by the affirmative vote of a majority of the directors serving at the time of such increase. Persons so elected shall be directors until their successors are elected by the shareholders, who may make such election at the next regular or special meeting of the shareholders.

    3.4) Quorum and Voting. A majority of the directors currently holding office shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum. Except as otherwise required by law or the Articles of Incorporation, the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.

    3.5) Board Meetings; Place and Notice. Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the corporation, except as may be otherwise unanimously agreed orally, or in writing, or by attendance. Any director may call a Board meeting by giving twenty-four (24) hours notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting, and may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

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    3.6) Waiver of Notice. A director may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a director is a waiver of notice of that meeting unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

    3.7) Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes of the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

    3.8) Compensation. Directors who are not salaried officers of the corporation shall receive such fixed sum and expenses per meeting attended or such fixed annual sum or both as shall be determined from time to time by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

    3.9) Committees. The Board of Directors may, by resolution approved by affirmative vote of a majority of the Board, establish committees having the authority of the Board in the management of the business of the corporation only to the extent provided in the resolution. Committees may include a special litigation committee consisting of one or more independent directors or other independent persons to consider legal rights or remedies of the corporation and whether those rights and remedies should be pursued. Each such committee shall consist of one or more natural persons (who need not be directors) appointed by the affirmative vote of a majority of the directors present, and shall, other than special litigation committees, be subject at all times to the direction and control of the Board. A majority of the members of a committee present at a meeting shall constitute a quorum for the transaction of business.

    3.10) Order of Business. The suggested order of business at any meeting of the Board of Directors shall, to the extent appropriate and unless modified by the presiding chairman, be:

  1.
  Roll call

  2.
  Proof of due notice of meeting or waiver of notice, or unanimous presence and declaration by presiding chairman

  3.
  Determination of existence of quorum

  4.
  Reading and disposal of any unapproved minutes

  5.
  Reports of officers and committees

  6.
  Election of officers

  7.
  Unfinished business

  8.
  New business

  9.
  Adjournment.

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ARTICLE 4.

OFFICERS

    4.1) Number and Designation. The corporation shall have one or more natural persons exercising the functions of the offices of chief executive officer and chief financial officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation including, but not limited to, a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

    4.2) Election, Term of Office and Qualification. At the first meeting of the Board following each election of directors, the Board shall elect officers, who shall hold office until the next election of officers or until their successors are elected or appointed and qualify; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the Board of Directors present (without prejudice, however, to any contract rights of such officer).

    4.3) Resignation. Any officer may resign at any time by giving written notice to the corporation. The resignation is effective when notice is given to the corporation, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

    4.4) Vacancies in Office. If there be a vacancy in any office of the corporation, by reason of death, resignation, removal or otherwise, such vacancy may, or in the case of a vacancy in the office of chief executive officer or chief financial officer shall, be filled for the unexpired term by the Board of Directors.

    4.5)  Chief Executive Officer.  Unless provided otherwise by a resolution adopted by the Board of Directors, the chief executive officer (a) shall have general active management of the business of the corporation; (b) shall, when present and in the absence of the Chairman of the Board, preside at all meetings of the shareholders and Board of Directors; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles, these Bylaws or the Board to some other officer or agent of the corporation; (e) may maintain records of and certify proceedings of the Board and shareholders; and (f) shall perform such other duties as may from time to time be assigned to the chief executive officer by the Board.

    4.6)  Chief Financial Officer.  Unless provided otherwise by a resolution adopted by the Board of Directors, the chief financial officer (a) shall keep accurate financial records for the corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the corporation as ordered by the Board, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the corporation, as ordered by the Board; (e) shall render to the chief executive officer and the Board of Directors, whenever requested, an account of all transactions undertaken as chief financial officer and of the financial condition of the corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

    4.7)  Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the shareholders and of the Board and shall exercise general supervision and direction over the more significant matters of policy affecting the affairs of the corporation, including particularly its financial and fiscal affairs.

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    4.8)  President.  Unless otherwise determined by the Board, the President shall be the chief executive officer. If an officer other than the President is designated chief executive officer, the President shall perform such duties as may from time to time be assigned to the President by the Board. If the office of Chairman of the Board is not filled, the President shall also perform the duties set forth in Section 4.7.

    4.9)  Vice President.  Each Vice President shall have such powers and shall perform such duties as may be specified in these Bylaws or prescribed by the Board of Directors. In the event of absence or disability of the President, the Board of Directors may designate a Vice President or Vice Presidents to succeed to the power and duties of the President.

    4.10)  Secretary.  The Secretary shall, unless otherwise determined by the Board, be secretary of and attend all meetings of the shareholders and Board of Directors, and may record the proceedings of such meetings in the minute book of the corporation and, whenever necessary, certify such proceedings. The Secretary shall give proper notice of meetings of shareholders and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

    4.11)  Treasurer.  Unless otherwise determined by the Board, the Treasurer shall be the chief financial officer of the corporation. If an officer other than the Treasurer is designated chief financial officer, the Treasurer shall perform such duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

    4.12)  Delegation.  Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of such officer to other persons.

ARTICLE 5.

INDEMNIFICATION

    5.1)  Indemnification.  The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

ARTICLE 6.

SHARES AND THEIR TRANSFER

    6.1)  Certificate of Stock.  Every owner of stock of the corporation shall be entitled to a certificate, in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the corporation owned by such shareholder. The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board, be signed by the chief executive officer, the chief financial officer, or any other officer of the corporation. A signature upon a certificate may be a facsimile. Certificates on which a facsimile signature of a former officer, transfer agent or registrar appears may be issued with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

    6.2)  Stock Record.  As used in these Bylaws, the term "shareholder" shall mean the person, firm or corporation in whose name outstanding shares of capital stock of the corporation are currently registered on the stock record books of the corporation. The corporation shall keep, at its principal executive office or at another place or places within the United States determined by the Board, a share register not more than one year old containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder. The corporation shall also keep at its principal executive office or at another place or places within the United States determined by the

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Board, a record of the dates on which certificates representing shares were issued. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled (except as provided for in Section 6.4 of this Article 6).

    6.3)  Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate (or the shareholder's legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security and not absolutely, such fact, if known to the corporation or to the transfer agent, shall be so expressed in the entry of transfer; and provided, further, that the Board of Directors may establish a procedure whereby a shareholder may certify that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners.

    6.4)  Lost Certificate.  Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of at least double the value, as determined by the Board, of the stock represented by such certificate in order to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.

ARTICLE 7.

GENERAL PROVISIONS

    7.1)  Record Dates.  In order to determine the shareholders entitled to notice of and to vote at a meeting, or entitled to receive payment of a dividend or other distribution, the Board of Directors may fix a record date which shall not be more than sixty (60) days preceding the date of such meeting or distribution. In the absence of action by the Board, the record date for determining shareholders entitled to notice of and to vote at a meeting shall be at the close of business on the day preceding the day on which notice is given, and the record date for determining shareholders entitled to receive a distribution shall be at the close of business on the day on which the Board of Directors authorizes such distribution.

    7.2)  Distributions; Acquisitions of Shares.  Subject to the provisions of law, the Board of Directors may authorize the acquisition of the corporation's shares and may authorize distributions whenever and in such amounts as, in its opinion, the condition of the affairs of the corporation shall render it advisable.

    7.3)  Fiscal Year.  The fiscal year of the corporation shall be established by the Board of Directors.

    7.4)  Seal.  The corporation shall have such corporate seal or no corporate seal as the Board of Directors shall from time to time determine.

    7.5)  Securities of Other Corporations.

    (a)  Voting Securities Held by the Corporation.  Unless otherwise ordered by the Board of Directors, the chief executive officer shall have full power and authority on behalf of the corporation (i) to attend and to vote at any meeting of security holders of other companies in which the corporation may hold securities; (ii) to execute any proxy for such meeting on behalf of the

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corporation; and (iii) to execute a written action in lieu of a meeting of such other company on behalf of this corporation. At such meeting, by such proxy or by such writing in lieu of meeting, the chief executive officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation might have possessed and exercised if it had been present. The Board of Directors may from time to time confer like powers upon any other person or persons.

    (b)  Purchase and Sale of Securities.  Unless otherwise ordered by the Board of Directors, the chief executive officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber securities of any other company owned by the corporation which represent not more than 10% of the outstanding securities of such issue, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors may from time to time confer like powers upon any other person or persons.

    7.6)  Shareholder Agreements.  In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, and any shareholder control agreement as defined in Minnesota Statutes, Section 302A.457, whenever adopted, such shareholder control agreement shall govern.

ARTICLE 8.

MEETINGS

    8.1)  Telephone Meetings and Participation.  A conference among shareholders or directors or committee members by any means of communication through which the participants may simultaneously hear each other during the conference constitutes a shareholder, Board or Committee meeting, respectively, if the same notice is given of the conference as would be required for such meeting, and if the number of participants in the conference would be sufficient to constitute a quorum at such meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A shareholder, director or committee member may participate in a meeting not heretofore described in this paragraph, by any means of communication through which such shareholder, director or committee member and others participating by similar means of communication, and all participants physically present at the meeting, may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

    8.2)  Authorization Without Meeting.  Any action of the shareholders, the Board of Directors, or any committee of the corporation which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote on such action, by all of the directors (unless less than unanimous action is permitted by the Articles of Incorporation), or by all of the members of such committee, as the case may be.

ARTICLE 9.

AMENDMENTS OF BYLAWS

    9.1)  Amendments.  Unless the Articles of Incorporation provide otherwise, these Bylaws may be altered, amended, added to or repealed by the affirmative vote of a majority of the members of the Board of Directors. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but the Board may adopt or amend a Bylaw to increase the number of directors.

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APPENDIX C

July 13, 2001

Board of Directors
First Team Sports, Inc.
1201 Lund Boulevard
Anoka, MN 55303

Dear Directors:

    You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the shareholders of First Team Sports, Inc. (the "Company") of the consideration to be received in connection with the Company's cash merger (the "Merger") with Gen-X Sports Inc., a Delaware corporation (the "Parent"). The terms of the Merger are contained in the Agreement and Plan of Merger Agreement to be dated on or about July 13, 2001 (the "Merger Agreement") between the Company, Parent and FTS Merger Corp., a wholly owned subsidiary of the Parent (the "Purchaser"). Pursuant to the Merger Agreement, and subject to the terms and conditions therein, the Purchaser will merge with and into the Company and each of the 5,917,231 outstanding shares of the Company's common stock shall convert into the right to receive $1.76 in cash (the "Merger Consideration"). In addition, each holder of any outstanding option or warrant to purchase common stock shall be entitled to receive the Merger Consideration upon exercise, or alternatively, the amount, if any, by which the Merger Consideration exceeds the exercise price per share. The transaction is subject to a vote by shareholders of the Company, as well as a number of other closing conditions.

    Gerard Klauer Mattison & Co., Inc. ("GKM"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, divestitures, recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. GKM acted as a financial advisor to the Company in connection with the Merger and assisted the management of the Company in negotiations with the Parent. GKM will receive a fixed fee for providing this opinion as well as a contingent fee if the Merger is consummated. Also, the Company has agreed to indemnify GKM for certain liabilities that may arise from activities related to our engagement.

    In connection with this opinion, we have, among other things, reviewed (i) drafts of the Merger Agreement; (ii) certain historical financial information for the Company and Parent; (iii) certain information available in the Company's filings with the Securities and Exchange Commission; and (iv) certain projected financial information for the Company prepared for financial planning purposes and furnished by the management of the Company. We have made inquiries of the management of the Company regarding the past and current business operations, financial condition, and future prospects for the Company. In addition, we visited the Company's facility, and have held discussions with senior management of both companies to understand their reasons for completing the Merger.

    We have compared financial information on the Company to similar information for certain companies deemed comparable to the Company and have reviewed stock market information on such companies that have publicly traded securities. Also, we have reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies that operate businesses

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deemed similar to that of the Company and analyzed the general economic outlook for companies in the sporting goods industry.

    In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we have been retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for the Company, management of the Company has represented that such projections have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of the Company.

    We did not make an independent appraisal of the assets or liabilities of the Company, and we do not express an opinion regarding the liquidation value or solvency of the Company. Our opinion as expressed herein is limited to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be received in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary, and other conditions as of the date thereof.

    This opinion is addressed to the Board of Directors of the Company and is not a recommendation as to how any shareholder of the Company should vote at the meeting of shareholders to be held in connection with the Merger. This opinion may not be reproduced, quoted, published, or otherwise used or referred to in any manner, nor shall any public reference to GKM be made, without our prior written consent. In accordance with the rules and regulations of the Securities and Exchange Commission, GKM has consented to the reproduction and discussion of this opinion in the proxy statement to be mailed to the Company's shareholders.

    Based upon the foregoing and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of First Team Sports, Inc. in connection with the Merger is fair to such shareholders from a financial point of view.

Very truly yours,

GERARD KLAUER MATTISON & CO., INC.

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APPENDIX D

SECTIONS 302A.471 AND 302A.473 OF
THE MINNESOTA BUSINESS CORPORATION ACT—
DISSENTERS' APPRAISAL RIGHTS

302A.471. Rights of dissenting shareholders

    Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

      (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

      (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

      (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

      (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subdivision 2. Beneficial owners.

      (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the

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  shareholder has dissented and the other shares were registered in the names of different shareholders.

      (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subdivision 3. Rights not to apply.

      (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not cancelled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

      (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

    Subdivision 1. Definitions.

      (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

      (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

      (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

      (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

    Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

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    Subdivision 4. Notice of procedure; deposit of shares.

      (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

      (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subdivision 5. Payment; return of shares.

      (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

      (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

      (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

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    Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subdivision 8. Costs; fees; expenses.

      (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

      (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

      (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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FIRST TEAM SPORTS, INC.

SPECIAL MEETING OF SHAREHOLDERS

October 10, 2001

First Team Sports, Inc. 1201 Lund Boulevard Anoka, MN 55303	PROXY

Proxy for the October 10, 2001 Special Meeting of Shareholders. This proxy is solicited by the Board of Directors of First Team Sports, Inc.

The undersigned shareholder of First Team Sports, Inc. ("First Team") hereby appoints John J. Egart, David G. Soderquist and Kent A. Brunner, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of First Team held of record by the undersigned on August 24, 2001 at the Special Meeting of Shareholders to be held on October 10, 2001 and any and all adjournments or postponements thereof.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 13, 2001, BY AND AMONG FIRST TEAM, GEN-X SPORTS INC. AND FTS MERGER CORP., A WHOLLY-OWNED MERGER SUBSIDIARY OF GEN-X SPORTS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS.

See reverse for voting instructions.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

1.
APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.        FOR / /        AGAINST / /        ABSTAIN / /

2.
IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS.

The undersigned hereby revokes any proxies heretofore given to vote at the Special Meeting of Shareholders and acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement dated August 28, 2001.

Address Change? Mark Box / /
Indicate changes below:

                      DATED: ________________________, 2001

                      SIGNATURE(S) IN BOX:

                      PLEASE SIGN AS SHARES ARE OWNED, AND DATE THIS PROXY. IF A JOINT ACCOUNT, EACH JOINT OWNER MUST SIGN. IF SIGNING FOR A CORPORATION OR PARTNERSHIP OR AS AGENT, ATTORNEY OR FIDUCIARY, INDICATE THE CAPACITY IN WHICH YOU ARE SIGNING.

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
SUMMARY TERM SHEET
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER AND THE SPECIAL MEETING
SUMMARY
RECENT DEVELOPMENTS
THE SPECIAL MEETING
SPECIAL FACTORS
THE MERGER AGREEMENT
RIGHTS AGREEMENT
FEES AND EXPENSES
PRICE RANGE OF COMMON STOCK
DIVIDENDS
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER
ARTICLE V COVENANTS OF THE PARTIES
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII CLOSING
ARTICLE VIII TERMINATION; AMENDMENT; WAIVER
ARTICLE IX MISCELLANEOUS
PLAN OF MERGER OF FTS MERGER CORP. INTO FIRST TEAM SPORTS, INC.
ARTICLE 1 NAMES OF CONSTITUENT CORPORATIONS
ARTICLE 2 THE MERGER
ARTICLE 3 CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS
ARTICLE 4 GENERAL PROVISIONS
RESTATED ARTICLES OF INCORPORATION OF FIRST TEAM SPORTS, INC.
ARTICLE 1—NAME
ARTICLE 2—REGISTERED OFFICE
ARTICLE 3—CAPITAL STOCK
ARTICLE 4—RIGHTS OF SHAREHOLDERS
ARTICLE 5—DIRECTORS
ARTICLE 6—LIMITATION OF DIRECTOR LIABILITY
ARTICLE 7—MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION
ARTICLE 8—AMENDMENT OF ARTICLES OF INCORPORATION
AMENDED AND RESTATED BYLAWS OF FIRST TEAM SPORTS, INC.
ARTICLE 1. OFFICES
ARTICLE 2. MEETINGS OF SHAREHOLDERS
ARTICLE 3. DIRECTORS
ARTICLE 4. OFFICERS
ARTICLE 5. INDEMNIFICATION
ARTICLE 6. SHARES AND THEIR TRANSFER
ARTICLE 7. GENERAL PROVISIONS
ARTICLE 8. MEETINGS
ARTICLE 9. AMENDMENTS OF BYLAWS
SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT— DISSENTERS' APPRAISAL RIGHTS